Exhibit 10.1

EXECUTION VERSION

SENIOR UNSECURED TERM LOAN CREDIT AGREEMENT

Dated as of September 14, 2016,

among

AVNET HOLDING EUROPE BVBA,

as the Belgian Borrower,

TENVA GROUP HOLDINGS LIMITED,

as the UK Borrower,

AVNET, INC.,

as Parent,

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as

Sole Lead Arranger and Sole Bookrunner

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	30
1.03	Accounting Terms	31
1.04	Exchange Rates; Currency Equivalents	32
1.05	Change of Currency	32
1.06	Times of Day	32
1.07	Rounding	32

ARTICLE II.
THE COMMITMENTS AND BORROWINGS

2.01	Loans	32
2.02	Borrowings and Continuations of Loans	33
2.03	Prepayments	34
2.04	Termination or Reduction of Commitments	34
2.05	Repayment of Loans	35
2.06	Interest	35
2.07	Fees	36
2.08	Computation of Interest and Fees	36
2.09	Evidence of Debt	36
2.10	Payments Generally; Administrative Agent’s Clawback	36
2.11	Sharing of Payments by Lenders	38
2.12	Defaulting Lenders	39

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes	40
3.02	Illegality	48
3.03	Inability to Determine Rates	48
3.04	Increased Costs; Reserves on Loans	49
3.05	Compensation for Losses	50
3.06	Mitigation Obligations; Replacement of Lenders	51
3.07	Survival	52

ARTICLE IV.
CONDITIONS PRECEDENT TO BORROWING

4.01	Conditions to Effectiveness	52
4.02	Conditions to Closing	54
4.03	Actions During the Certain Funds Period	55

i

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws	56
5.02	Authorization; No Contravention	56
5.03	Governmental Authorization; Other Consents	57
5.04	Binding Effect	57
5.05	Financial Statements; No Material Adverse Effect	57
5.06	Litigation	57
5.07	No Default	58
5.08	Ownership of Property; Liens	58
5.09	Environmental Compliance	58
5.10	Insurance	58
5.11	Taxes	58
5.12	ERISA Compliance	58
5.13	Subsidiaries; Equity Interests	59
5.14	Margin Regulations; Investment Company Act	60
5.15	Disclosure	60
5.16	Compliance with Laws	60
5.17	Intellectual Property; Licenses, Etc.	60
5.18	Solvency	60
5.19	Taxpayer Identification Number; Other Identifying Information	60
5.20	OFAC	61
5.21	Anti-Corruption Laws	61
5.22	EEA Financial Institutions	61
5.23	Target Acquisition Documents	61
5.24	Pensions	61

ARTICLE VI.
AFFIRMATIVE COVENANTS

6.01	Financial Statements	62
6.02	Certificates; Other Information	63
6.03	Notices	64
6.04	Payment of Obligations	65
6.05	Preservation of Existence, Etc.	65
6.06	Maintenance of Properties	66
6.07	Maintenance of Insurance	66
6.08	Compliance with Laws	66
6.09	Books and Records	66
6.10	Inspection Rights	66
6.11	Anti-Corruption and Anti-Terrorism Laws	66
6.12	Scheme and Offer Affirmative Covenants	66
6.13	Financial Assistance	68
6.14	Certain Funds Default	68
6.15	Effective Date Fees and Expenses	69

ARTICLE VII.
NEGATIVE COVENANTS

7.01	Liens	69
7.02	[Reserved]	71
7.03	Indebtedness	71
7.04	Fundamental Changes	72
7.05	Restricted Payments	73
7.06	Change in Nature of Business	73
7.07	Transactions with Affiliates	74
7.08	Limitation on Restrictions Affecting the Parent or any Subsidiary	74
7.09	Use of Proceeds	75
7.10	Financial Covenants	75
7.11	Acquisitions	75
7.12	Sanctions	75
7.13	Anti-Corruption and Anti-Terrorism Laws	76
7.14	Maintenance of Government Approvals	76
7.15	Permitted Transactions	76
7.16	Scheme and Offer Negative Covenants	76
7.17	Centre of Main Interest	77

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	77
8.02	Remedies Upon Event of Default	79
8.03	Application of Funds	80
8.04	Clean-Up Period	80

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01	Appointment and Authority	81
9.02	Rights as a Lender	81
9.03	Exculpatory Provisions	81
9.04	Reliance by Administrative Agent	82
9.05	Delegation of Duties	83
9.06	Resignation of Administrative Agent	83
9.07	Non-Reliance on Administrative Agent and Other Lenders	84
9.08	No Other Duties, Etc.	84
9.09	Administrative Agent May File Proofs of Claim	85

ARTICLE X.
MISCELLANEOUS

10.01	Amendments, Etc.	85
10.02	Notices; Effectiveness; Electronic Communication	86

10.03	No Waiver; Cumulative Remedies; Enforcement	89
10.04	Expenses; Indemnity; Damage Waiver	89
10.05	Payments Set Aside	91
10.06	Successors and Assigns	92
10.07	Treatment of Certain Information; Confidentiality	97
10.08	Right of Setoff	98
10.09	Interest Rate Limitation	98
10.10	Counterparts; Integration; Effectiveness	99
10.11	Survival of Representations and Warranties	99
10.12	Severability	99
10.13	Replacement of Lenders	99
10.14	Governing Law; Jurisdiction; Etc.	100
10.15	WAIVER OF JURY TRIAL	101
10.16	No Advisory or Fiduciary Responsibility	101
10.17	USA PATRIOT Act Notice	102
10.18	Judgment Currency	102
10.19	Electronic Execution of Assignments and Certain Other Documents	103
10.20	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	103

SCHEDULES

2.01	Commitments and Applicable Percentages
5.06	Litigation
5.13	Subsidiaries and Other Equity Investments
7.01	Existing Liens
7.03	Existing Indebtedness
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Administrative Questionnaire
E-1	Form of Opinion of Covington & Burling LLP, as special counsel to the Loan Parties
E-2	Form of Opinion of Vice President and Corporate Secretary of the Parent
E-3	Form of Opinion of NautaDutilh SPRL, as local counsel to the Belgian Borrower
E-4	Form of Opinion of Covington & Burling LLP, as local counsel to the UK Borrower
F	Forms of U.S. Tax Compliance Certificates
G	Form of Parent Guaranty

v

SENIOR UNSECURED TERM LOAN CREDIT AGREEMENT

This SENIOR UNSECURED TERM LOAN CREDIT AGREEMENT (“Agreement”) is entered into as of September 14, 2016, among AVNET HOLDING EUROPE BVBA, a private limited liability company organized under the laws of Belgium with registered number RPR Brussel 0826.379.919 (the “Belgian Borrower”), TENVA GROUP HOLDINGS LIMITED, a private limited company, incorporated under the laws of England with registered number 08754845 (the “UK Borrower” and together with the Belgian Borrower, each a “Borrower” and together, the “Borrowers”), AVNET, INC., a New York corporation (the “Parent”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

WHEREAS, the Parent has made an announcement under Rule 2.7 (the “2.7 Announcement”) of the City Code on Takeovers and Mergers in the United Kingdom (the “City Code”), announcing its firm intention to make an offer to acquire (the “Target Acquisition”), directly or indirectly, the entire issued and to be issued share capital of Premier Farnell plc, a public limited company organized under the laws of England and Wales (the “Target”).

WHEREAS, in connection with the Target Acquisition, the Borrowers intend to finance a portion of the cash consideration and any fees and expenses related to the Target Acquisition with the proceeds of up to €500,000,000 from borrowings under the commitments hereunder.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition of (i) a controlling equity or other ownership interest in another Person (including upon the exercise of an option, warrant or convertible or similar type security to acquire such a controlling interest), whether by purchase of such equity or other ownership interest or upon exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (ii) assets of another Person (whether by purchase, merger or otherwise) which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

“Adjusted Receivables Amount” means, as of any date of determination, the greater of (a) the aggregate net book value of all Excluded Receivables minus $75,000,000, and (b) $0.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account as the Administrative Agent may from time to time notify the Parent and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments (or of the Tranche A-1 Commitments and/or the Tranche A-2 Commitments, as applicable) or total Loans (or total Tranche A-1 Loans and/or Tranche A-2 Loans, as applicable) represented by such Lender’s Commitment (or Tranche A-1 Commitment and/or Tranche A-2 Commitment, as applicable) or Loan (or Tranche A-1 Loan and/or Tranche A-2 Loan, as applicable) at such time, subject to adjustment as provided in Section 2.12. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Ratings S&P/Moody’s	Eurocurrency Rate	Ticking Interest
1	BBB+/Baa1 or better	1.000%	0.125%
2	BBB/Baa2	1.125%	0.150%
3	BBB-/Baa3	1.375%	0.200%
4	BB+/Ba1	1.625%	0.250%
5	BB/Ba2 or worse	1.875%	0.350%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Parent’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one lever higher than the Pricing Level of the lower Debt Rating shall apply; (c) if the Parent has only one Debt Rating, the Pricing Level of such Debt Level shall apply; and (c) if the Parent does not have any Debt Rating, Pricing Level 5 shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Ratings in effect on the Closing Date, each of which shall be specified in the certificate delivered pursuant to Section

4.02(d). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in any Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in its capacity as sole lead arranger and sole bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date:

(a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP;

(b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease; and

(c) in respect of any asset securitization transaction of any Person, (i) the actual amount of any unrecovered investment of purchasers or transferees of assets so transferred, plus (ii) in the case of any other recourse, repurchase, or debt obligation described in clause (a) of the definition of “Off-Balance Sheet Liabilities,” the capitalized amount of such obligation that would appear on a balance sheet of such Person prepared on such date in accordance with GAAP if such sale or transfer or assets were accounted for as a secured loan.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended July 2, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Belgian Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower” and “Borrowers” have the meanings specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans and having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Bridge Credit Agreement” means that certain Senior Unsecured Bridge Credit Agreement, dated as of July 27, 2016, among the Parent, as borrower, Bank of America, as administrative agent and the lenders party thereto, as amended, modified, restated or otherwise supplemented from time to time.

“Business Day” means any day (x) other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York and (y) on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) payment system which utilizes a single shared platform and which was launched on November 19, 2007 (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Cash Confirmation Advisor” means Merrill Lynch International.

“Certain Funds Conditions” means each of the following:

(a) the Effective Date has occurred;

(b) no Certain Funds Default is continuing or would result from the making of any Borrowing;

(c) it is not unlawful for any Loan Party to perform any of its material obligations under this Agreement; and

(d) it is not unlawful under the laws of England and Wales, New York or U.S. Federal laws for any Lender to make a Loan.

“Certain Funds Covenant” means, in each case, solely in relation to each Loan Party (and excluding the Target and its Subsidiaries and excluding any covenant or procurement obligation with respect to the Target and its Subsidiaries), the covenants set forth in Sections 6.05(a), 6.12(a), 6.12(b), 6.12(c), 6.12(e) (with respect to delivery of any material Offer Documents or material Scheme Documents only, as applicable), Sections 7.01 (solely to the extent of Liens voluntarily created by any Loan Party), 7.03, 7.04, 7.05, 7.06(b) (other than with respect to 7.06(b)(i), to the extent that such breaches, taken as a whole, would not reasonably be expected to materially and adversely affect the Parent’s ability to consummate the Target Acquisition), 7.09(b), 7.11 (other than in respect of the Target Acquisition) and 7.16 (other than clause (c) thereof).

“Certain Funds Default” means any continuing Event of Default, in each case relating to any Loan Party (and excluding the Target and its Subsidiaries and excluding any Event of Default or procurement obligation with respect to the Target and its Subsidiaries), arising under Sections 8.01(a)(i), 8.01(a)(ii), 8.01(b), 8.01(c) (in the case of clauses (b) and (c) of Section 8.01, in relation to a Certain Funds Covenant only), 8.01(d) (in relation to a Certain Funds Representation only), 8.01(f), 8.01(g) and 8.01(j) (in the case of any Loan Party contesting the validity or enforceability of a Loan Document, denying its obligations or liabilities thereunder, or purporting to revoke, terminate or rescind a Loan Document in circumstances that would otherwise be a breach of Section 8.01(j), only to the extent that such action is unambiguous and made in writing).

“Certain Funds Period” means the period from and including the Effective Date and ending on the earliest of:

(a) 11:59 p.m. (London time) on February 27, 2017;

(b) if the Target Acquisition is to be effected by way of an Offer, the earliest of (i) the date which falls 14 days after the Offer has closed for acceptances or, if the Offer has closed in circumstances where Target is entitled or obliged to conduct a Squeeze-out Procedure such longer period as is necessary to complete such Squeeze-out Procedure, (ii) the date on which the Offer lapses or is withdrawn or terminated or the bid has lapsed, in each case, in compliance with the City Code, the requirements of the Panel and all applicable laws (and the Parent will notify the Administrative Agent in writing as soon as reasonably practicable once it becomes aware of any such lapse, withdrawal or termination), or (iii) the date on which the Target becomes a direct or indirect wholly-owned subsidiary of the Parent and the Parent has paid for all the shares in the Target beneficially owned by it; and

(c) if the Target Acquisition is to be effected by a Scheme, the earliest of (i) the first Business Day falling 14 days after the Scheme Effective Date, (ii) the date on which the Scheme lapses or is withdrawn or terminated, in each case, in compliance with the City Code, the requirements of the Panel and all applicable laws (and the Parent will notify the Administrative Agent in writing as soon as reasonably practicable once it becomes aware of any such lapse, withdrawal or termination), (iii) at a court approved meeting of the Scheme Shareholders (which is not adjourned or postponed), the Scheme is not approved in accordance with the Companies Act by the requisite majority of the Scheme Shareholders (and the Parent will notify the Administrative Agent in writing as soon as reasonably practicable once it becomes aware of such event), (iv) a court of competent jurisdiction refuses (in its final judgment) to sanction the Scheme (and the Parent will notify the Administrative Agent in writing as soon as reasonably practicable once it becomes aware of such event) or (v) the date on which the Target becomes a direct or indirect wholly-owned subsidiary of the Parent and the Parent has paid for all the shares in the Target beneficially owned by it.

“Certain Funds Representations” means, solely with respect to statements made in relation to any Loan Party (and, for the avoidance of doubt, excluding the Target and its Subsidiaries and excluding any representation or procurement obligation with respect to the Target and its Subsidiaries), the representations and warranties set forth in (1) Sections 5.01(a), 5.01(b), (2) the first sentence of Section 5.02, (3) Sections 5.03, 5.04, 5.14, 5.20 and 5.21(a) and (4) clause (x) of Section 5.21(b) (but only to the extent as it relates to compliance with respect to the use of proceeds of the Loans with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and (z) the CRD IV and any law, rule, regulation or guideline, in each case that implements CRD IV in any jurisdiction, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) any Borrower ceases to be a direct or indirect wholly-owned Subsidiary of the Parent.

“City Code” has the meaning specified in the recitals.

“Clean-Up Period” has the meaning specified in Section 8.04.

“Closing Date” means the date after the Effective Date and on or prior to the end of the Certain Funds Period on which all of the applicable conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01 and the Loans are made to the Borrowers.

“Code” means the Internal Revenue Code of 1986.

“Commitments” means, collectively, the Tranche A-1 Commitments and the Tranche A-2 Commitments.

“Companies Act” means the Companies Act of 2006 of the United Kingdom, as amended.

“Companies House” means the office for company administration and registrations in England and Wales operated by the Registrar of Companies.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following (to the extent deducted in calculating such Consolidated Net Income, without duplication): (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Parent and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) gains or losses related to the early extinguishment of notes, bonds or other fixed income obligations and (v) other non-cash or nonrecurring expenses of the Parent and its Subsidiaries (including non-cash expenses consisting of compensation paid in the form of Equity Interests of the Parent or its Subsidiaries and non-cash charges due to impairments recorded in such period in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 350), reducing such

Consolidated Net Income and minus (b) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Parent and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including such Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than, and without expanding this clause (c), commercial letters of credit and bankers’ acceptances incurred to support commercial or lease transactions, bid bonds, payment bonds and performance bonds arising in the ordinary course of business), in each case net of the amount of cash collateral securing such direct obligations, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases, Synthetic Lease Obligations and other Off-Balance Sheet Liabilities, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Parent or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Parent or a Subsidiary is a general partner or joint venturer, if, and to the extent that, the fair value of the assets of such partnership or joint venture is less than its probable liability in respect of its obligations, net of any right to contribution from other reasonably creditworthy Persons which the Parent or such Subsidiary has in respect thereof, unless such Indebtedness is expressly made non-recourse to the Parent or such Subsidiary.

“Consolidated Interest Charges” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) consolidated interest expense determined in accordance with GAAP and (b) all implicit interest in connection with Synthetic Lease Obligations and other Off-Balance Sheet Liabilities minus (c) the amount of non-cash interest (including interest paid by the issuance of additional securities) included in the foregoing clause (a).

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the net income of the Parent and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Parent and its Subsidiaries on a consolidated basis, Shareholders’ Equity minus Intangible Assets on that date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Notice” means a written notice by the Parent to the Administrative Agent that the Parent intends to switch the Target Acquisition from a Scheme to an Offer (or vice versa).

“CRD IV” means (a) Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No. 648/2012 and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing directives 2006/48/EC and 2006/49/EC.

“Debt Rating” has the meaning specified in the definition of Applicable Rate.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, administration, or similar debtor relief Laws of the United States, England and Wales, Belgium or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate (including any Applicable Rate) applicable to the Loans plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Parent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Parent or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Parent, to confirm in writing to the Administrative Agent and the Parent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Parent and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Direction” has the meaning specified in the definition of Excluded Taxes.

“Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, the equivalent amount of any amount denominated in Euro in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Euro.

“Economic and Monetary Union” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning set forth in Section 4.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) subject to such consents, if any, as may be required under Section 10.06(b)(iii).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent, any Borrower or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting and any hypothetical, synthetic or direct or indirect equivalent thereof, and whether or not such shares, warrants, options, rights or other interests, or any hypothetical, synthetic or direct or indirect equivalent thereof, are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination, under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency Rate” means with respect to any Borrowing, for any Interest Period, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Euro (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further, that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Receivables” means, as of any date of determination, all accounts receivable referred to in Item 1 of Schedule 7.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Parent under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) in the case of a payment of interest to be made by the UK Borrower, withholding tax imposed by the United Kingdom, if on the date such payment falls due (i) the payment could have been made to the relevant Lender without such imposition if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or (ii) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of “UK Qualifying Lender” and (1) an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the UK ITA which relates to the payment and that Lender has received from the UK Borrower a certified copy of that Direction and (2) the payment could have been made to the Lender without such imposition if that Direction had not been made; or (iii) the relevant Lender is a UK Qualifying Lender solely by virtue of paragraph (a)(ii) of the definition of “UK Qualifying Lender” and (1) the relevant Lender has not given a UK Tax Confirmation to the Administrative Agent and (2) the payment could have been made to the Lender without any deduction or withholding for or on account of Tax if the Lender had given a UK Tax Confirmation to the Administrative Agent, on the basis that the UK Tax Confirmation would have enabled the Administrative Agent to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA; or (iv) the relevant Lender is a UK Treaty Lender and the UK Borrower is able to demonstrate that the payment could have been made to the Lender without the imposition had that Lender complied with its obligations under Section 3.01(e)(iii)(A)-(D), (d) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (e) any U.S. federal withholding Taxes imposed pursuant to FATCA; provided, however, that a U.S. federal withholding Tax (other than U.S. federal backup withholding taxes) payable with respect to payments made on the Parent Guaranty shall not be an Excluded Tax to the extent that no Tax would have been imposed on or payable with respect to such payment if the payment had been made by the applicable Borrower.

“Existing Credit Agreement” means that certain Credit Agreement dated as of July 9, 2014 among the Parent, as the borrower, certain subsidiaries of the Parent, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, the L/C Issuer and the Swing Line Lender, as amended, modified, restated or otherwise supplemented from time to time.

“Existing Securitization Facility” means the account receivable securitization pursuant to the second amended and restated receivables purchase agreement dated as of August 26, 2010, as amended, among Avnet Receivables Corporation, the Parent as servicer, the financial institutions party thereto as purchasers, and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA) as agent for the purchasers, as amended, restated, supplemented or otherwise modified from time to time, including any extensions, renewals, replacements and refinancings thereof; provided, that each such agreement (as amended, restated, supplemented or otherwise modified from time to time) or extension, renewal, replacement or refinancing, as the case may be, satisfies the requirements set forth in clause (b) of the definition of Permitted Securitization Facility.

“Existing Target Notes” means (i) the 5.2% Dollar Guaranteed Senior Notes payable 2017, (ii) the 4.4% Dollar Guaranteed Senior Notes payable 2018, (iii) the 4.8% Dollar Guaranteed Senior Notes payable 2021 and (iv) the 4.0% Dollar Guaranteed Senior Notes payable 2024.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code.

“Fee Letter” means the Fee Letter dated as of August 15, 2016, between the Parent and the Arranger, as amended, modified, restated or otherwise supplemented from time to time.

“Finance Party” has the meaning specified in Section 3.01(g)(i).

“Finance Party Recipient” has the meaning specified in Section 3.01(g)(ii).

“Financing Transactions” means the execution, delivery and performance by the Parent and the Borrowers of this Agreement and the borrowings of Loans by the Borrowers.

“Foreign Lender”, with respect to any Borrower, means any Lender that is resident or organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means the Parent and its Subsidiaries.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“HMRC DT Treaty Passport” means a passport granted by H.M. Revenue & Customs under the H.M. Revenue & Customs Double Taxation Treaty Passport Scheme.

“HMT” has the meaning set forth in the definition of “Sanction(s)”.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than commercial letters of credit and bankers’ acceptances incurred to support commercial transactions, bid bonds, payment bonds and performance bonds arising in the ordinary course of business);

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than current trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases, Synthetic Lease Obligations and other Off-Balance Sheet Liabilities;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, if, and to the extent that, the fair value of the assets of such partnership or joint venture is less than its probable liability in respect of its obligations, net of any right to contribution from other reasonably creditworthy Persons which the Parent or such Subsidiary has in respect thereof, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease, Synthetic Lease Obligation or other Off-Balance Sheet Liability as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

Notwithstanding the foregoing, for purposes of this Agreement, the term Indebtedness shall not include any liability of the Parent or a Subsidiary under any deferred compensation plan or similar arrangement covering employees or members of the board of directors of the Parent.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Inter-Company Indebtedness” has the meaning specified in Section 7.03(j).

“Interest Payment Date” means as to each Loan, the last day of each Interest Period applicable to such Loan and the relevant Maturity Date; provided, however, that if any Interest Period for a Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates.

“Interest Period” means, as to each Loan, the period commencing on the date such Loan is disbursed or continued and ending on the date one, two, three or six months thereafter or (if the Administrative Agent determines that such Interest Period is available) seven days thereafter, in each case subject to availability and as selected by the Parent in the Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the relevant Maturity Date.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities (including ERISA and Environmental Laws), including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means this Agreement, each Note, the Fee Letter and the Parent Guaranty.

“Loan Notice” means a notice of (a) a Borrowing or (b) a continuation of Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Parent.

“Loan Parties” means, collectively, the Parent and each Borrower.

“Loans” means, collectively, the Tranche A-1 Loans and the Tranche A-2 Loans.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Parent, individually, or the Loan Parties taken as a whole; (b) a material impairment of the ability of the Parent individually, or the Loan Parties taken as a whole to perform its (or their) obligations under the Loan Documents to which it is (or they are) a party; (c) a material adverse effect upon the rights or remedies of the Administrative Agent or any Lender under the Loan Documents; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

“Material Subsidiary” means, at any time, any Subsidiary which had total revenues in the four fiscal quarter period most recently ended in excess of 5% of the total revenues of the Parent and its Subsidiaries on a consolidated basis.

“Maturity Date” means the Tranche A-1 Maturity Date and the Tranche A-2 Maturity Date, as applicable; provided, however, that, if such date is not a Business Day, the applicable Maturity Date shall be the immediately preceding Business Day.

“Minimum Acceptance Level” means receipt of valid acceptances (which have not been withdrawn) in respect of shares in the Target such that following acquisition of such shares, the Parent will hold not less than 75% (or such lesser percentage (but in no event less than 50.1%) as elected by the Parent after, to the extent necessary, consultation with the Panel) of each class of shares in the Target on a fully diluted basis.

“MNPI Information” has the meaning specified in Section 6.02.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Parent or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Material Subsidiary” means any Subsidiary (other than any Borrower) which is not a Material Subsidiary.

“Note” means a promissory note made by any Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offer” means a contractual takeover offer within the meaning of Section 974 of the Companies Act made by the Parent to effect the Target Acquisition (as that offer may be amended, added to, revised, renewed or waived in a manner permitted by this Agreement).

“Offer Documents” means any offer document sent by the Parent to the shareholders of the Target in respect of the Offer (along with any revision to the Offer) or any document to reflect a change from a Scheme to an Offer and any other document designated as such by the Parent and the Arranger.

“Offer Press Release” means any press release announcing, in compliance with Rule 2.7 of the City Code, a firm intention to make the Offer, which shall be consistent in all material respects with the press release provided to the Administrative Agent.

“Offer Unconditional Date” means the date on which the Offer becomes or is declared unconditional in all respects.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility), the unrecovered investment of purchasers or transferees of assets so transferred and the principal amount of any recourse, repurchase or debt obligations incurred in connection therewith; and (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (including any memorandum and/or articles of association, certificate of incorporation and certificate of incorporation or change of name) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.

“Overnight Rate” means, for any day, the rate of interest per annum at which overnight deposits in Euro, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable London interbank market for Euro to major banks in such interbank market.

“Panel” means the Panel on Takeovers and Mergers in the United Kingdom.

“Parent” has the meaning specified in the introductory paragraph hereto.

“Parent Guaranty” means the Guaranty Agreement by the Parent in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit G.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(e).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” has the meaning specified in Section 3.01(g)(i).

“PATRIOT Act” has the meaning specified in Section 10.17.

“PBGC” means the Pension Benefit Guaranty Corporation, and any successor entity performing similar functions with respect to ERISA.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Parent and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Acquisition that is permitted by the terms of Section 7.11.

“Permitted Business” means any type of business in which the Parent and its Subsidiaries were engaged on the Closing Date and any business reasonably related or incidental thereto.

“Permitted Securitization Facilities” means, collectively, (a) the Existing Securitization Facility and (b) any other account receivable securitization facility so long as the Indebtedness thereunder and other payment obligations with respect thereto are nonrecourse to the Parent and its Subsidiaries (other than any Special Purpose Finance Subsidiary), other than limited recourse provisions that are customary for transactions of such type and do not have the effect of Guaranteeing the repayment of any such Indebtedness or limiting the loss or credit risk of lenders or purchasers with respect to payment or performance by the obligors of the accounts receivable so transferred; provided, that (i) the aggregate outstanding Attributable Indebtedness under the Existing Securitization Facility and any other account receivable securitization facilities described in clause (b) plus (ii) the Adjusted Receivables Amount, shall not at any time exceed the greater of (x) $800,000,000, and (y) 35% of the aggregate net book value of all accounts receivable of the Parent and its Subsidiaries (including those accounts receivable subject to the Existing Securitization Facility or any other account receivable securitization facilities described in clause (b)).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for U.S.-based employees of the Parent or any ERISA Affiliate or any such Plan to which the Parent or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Press Release” means (in relation to the Offer), the Offer Press Release or (in relation to the Scheme), the Scheme Press Release.

“Public Lender” has the meaning specified in Section 6.02.

“Rate Determination Date” means two (2) Business Days prior to the commencement of an Interest Period (or such other day as is generally treated as the rate fixing day by market practice in the applicable interbank market, as determined by the Administrative Agent); provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such other day as otherwise reasonably determined by the Administrative Agent.

“Receiving Agent” means the receiving agent appointed in accordance with the Receiving Agent’s Letter.

“Receiving Agent’s Letter” means the letter appointing the Receiving Agent in respect of the Offer.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Parent as prescribed by the Securities Laws.

“Regulation” has the meaning specified in Section 5.24.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Relevant Party” has the meaning specified in Section 3.01(g)(ii).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived under applicable Law.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or Lenders holding in the aggregate more than 50% of the aggregate Outstanding Amount of all Loans, as applicable; provided that the Commitment of, and the portion of the Outstanding Amount of all Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer, or authorized signatory, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary or authorized signatory of a Loan Party and any other authorized signatory of the applicable Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing persons or the board of directors or managers of the applicable Loan Party in a notice or other written communication to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Parent’s stockholders, partners or members (or the equivalent Person thereof).

“Revaluation Date” means, with respect to any Loan, each of the following: (a) the date of a Borrowing of a Loan, (b) each date of a continuation of a Loan pursuant to Section 2.02, and (c) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“S&P” means Standard & Poor’s Financial Services LLC and any successor thereto.

“Same Day Funds” means same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in Euro.

“Sanction(s)” means any economic, financial, trade or similar sanctions or embargoes administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Scheme” means a scheme of arrangement made pursuant to Part 26 of the Companies Act proposed by the Target to the Scheme Shareholders in connection with the acquisition by the Parent of the Target Shares as contemplated by the Scheme Circular (as such Scheme may be amended, added to, revised, renewed or waived in a manner permitted by this Agreement).

“Scheme Circular” means (x) the circular to the Scheme Shareholders issued by or on behalf of the Target on August 19, 2016 setting out the proposals for the Scheme stating the recommendation with respect to the Target Acquisition and the relevant Scheme to the Scheme Shareholders by the board of directors of the Target which is consistent in all material respects with the Scheme Press Release and convening a court approved meeting of the Scheme Shareholders in order to seek their approval of the Scheme and (y) any other circular to the Scheme Shareholders issued by or on behalf of the Target setting out the proposals for the Scheme stating the recommendation with respect to the Target Acquisition and the relevant Scheme to the Scheme Shareholders by the board of directors of the Target which is consistent in all material respects with the Scheme Press Release and convening a court approved meeting of the Scheme Shareholders in order to seek their approval of the Scheme.

“Scheme Documents” means the Scheme Press Release, the Scheme Resolution and the Scheme Circular and any other document designated as a Scheme Document by the Parent and the Administrative Agent.

“Scheme Effective Date” means the date on which a copy of the court order sanctioning the Scheme is duly filed on behalf of the Target with the Registrar of Companies in accordance with section 899 of the Companies Act.

“Scheme Press Release” means the press release announcing the terms of the Scheme in compliance with Rule 2.7 of the City Code, which shall be consistent in all material respects with the press release issued by the Parent on July 28, 2016.

“Scheme Resolution” means the resolution referred to and in the form set out in the Scheme Circular.

“Scheme Shareholders” means all the holders of the Scheme Shares.

“Scheme Shares” means the shares in the Target subject to the Scheme being all of the Target Shares.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Parent and its Subsidiaries as of that date determined in accordance with GAAP.

“Solvent” means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Finance Subsidiary” means any Subsidiary of the Parent created solely for the purposes of, and whose sole activity shall consist of, acquiring and financing accounts receivable of the Parent and its Subsidiaries pursuant to a Permitted Securitization Facility.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 9:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Squeeze-Out Procedures” means any step or transaction arising as a result or part of the implementation or completion of the procedures contained in sections 979-982 of the Companies Act pursuant to which the Parent may acquire any remaining Target Shares.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (a) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, or (b) the accounts of which are consolidated with those of the Parent in its consolidated financial statements. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Supplier” has the meaning specified in Section 3.01(g)(ii).

“Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” has the meaning set forth in the recitals.

“Target Acquisition” has the meaning set forth in the recitals.

“Target Acquisition Documents” means the Offer Documents or the Scheme Documents, as the case may be.

“Target Shares” means any or all of the shares in the capital of the Target.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tranche A-1 Commitment” means, as to each Tranche A-1 Lender, its obligation to make Tranche A-1 Loans to the Belgian Borrower pursuant to Section 2.01(a), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Tranche A-1 Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche A-1 Lender becomes a party hereto, as applicable, as such amount may be reduced from time to time in accordance with this Agreement. The aggregate amount of Tranche A-1 Commitments as of the Effective Date is €325,000,000.

“Tranche A-1 Lender” means each Lender identified as such on Schedule 2.01 or pursuant to the Assignment and Assumption of a Tranche A-1 Commitment or a Tranche A-1 Loan pursuant to which such Lender becomes a party hereto.

“Tranche A-1 Loan” has the meaning set forth in Section 2.01(a).

“Tranche A-1 Maturity Date” means that date that is 3 years after the Closing Date; provided, however, that, if such date is not a Business Day, the Tranche A-1 Maturity Date shall be the immediately preceding Business Day.

“Tranche A-2 Commitment” means, as to each Tranche A-2 Lender, its obligation to make Tranche A-2 Loans to the UK Borrower pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Tranche A-2 Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche A-2 Lender becomes a party hereto, as applicable, as such amount may be reduced from time to time in accordance with this Agreement. The aggregate amount of Tranche A-2 Commitments as of the Effective Date is €175,000,000.

“Tranche A-2 Lender” means each Lender identified as such on Schedule 2.01 or pursuant to the Assignment and Assumption of a Tranche A-2 Commitment or a Tranche A-2 Loan pursuant to which such Lender becomes a party hereto.

“Tranche A-2 Loan” has the meaning set forth in Section 2.01(b).

“Tranche A-2 Maturity Date” means that date that is 3 years after the Closing Date; provided, however, that, if such date is not a Business Day, the Tranche A-2 Maturity Date shall be the immediately preceding Business Day.

“Transaction Costs” means fees (including the fees payable under the Loan Documents and the Fee Letter) and expenses (including taxes thereon) and all stamp, documentary, registration or similar taxes and duties, in any such case payable by or incurred by or on behalf of the Parent, a Borrower or any of its or their Affiliates in connection with the Transactions and the Target Acquisition and the other transactions contemplated by this Agreement and the 2.7 Announcement, including, without limitation, the preparation of, negotiation of and entry into this Agreement, the other Loan Documents, the Fee Letter, the 2.7 Announcement and the Target Acquisition Documents.

“Transactions” means, collectively, (i) the Financing Transactions, (ii) the Target Acquisition and the consummation of the other transactions contemplated by the 2.7 Announcement, the Target Acquisition Documents, the Loan Documents, the Fee Letter and any other agreements related to the foregoing, (iii) the refinancing of any Indebtedness of the Target,

(iv) the consummation of any other transactions contemplated by any of the foregoing and (v) the payment of any Transaction Costs in connection with the foregoing.

“Treaty” has the meaning specified in the definition of “UK Treaty State”.

“UK Borrower” has the meaning specified in the introductory paragraph hereto.

“UK Borrower DTTP Filing” means an H.M. Revenue & Customs’ Form DTTP2 duly completed and filed by the UK Borrower, which contains the scheme reference number and jurisdiction of tax residence provided by a UK Treaty Lender under Section 3.01(e)(iii) and which (a) where it relates to a UK Treaty Lender that was a Lender on the date this Agreement was entered into, is filed within 30 days of the date of this Agreement, or (b) where is relates to a UK Treaty Lender which is a new Lender under Section 10.6 or 10.13, is filed within 30 days of the date on which that new Lender becomes a Lender.

“UK CTA” means the Corporation Tax Act 2009.

“UK ITA” means the UK Income Tax Act 2007.

“UK Non-Bank Lender” means a Lender that is making an advance to the UK Borrower and gives a UK Tax Confirmation to the UK Borrower.

“UK Qualifying Lender” means:

(a)	a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(i)	a Lender:

(A)	which is a bank (as defined for the purpose of section 879 of the UK ITA) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the UK CTA; or

(B)	in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the UK ITA) at the time that that advance was made and within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(ii)	a Lender which is:

(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:

a.	a company so resident in the United Kingdom; or

b.	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA;

(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company; or

(iii)	a UK Treaty Lender; or

(b)	a Lender which is a building society (as defined for the purposes of section 880 of the UK ITA) making an advance under a Loan Document.

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:

(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK CTA; or

(c)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK CTA) of that company.

“UK Treaty Lender” means a Lender which (a) is treated as a resident of a UK Treaty State for the purposes of the Treaty; and (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in a Loan is effectively connected.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Unencumbered Cash and Cash Equivalents” means cash or cash equivalents owned by Parent and its Subsidiaries on a consolidated basis (excluding assets of any retirement plan) which (a) are not the subject of any Lien, and (b) may be converted to cash within thirty (30) days.

“United States” and “U.S.” mean the United States of America.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or imposed elsewhere.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and

Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Parent and its Subsidiaries or to the determination of any amount for the Parent and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Parent is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d) Pro Forma Basis. For purposes of computing the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, such ratios (and any financial calculations or components required to be made or included therein) shall be determined, with respect to the relevant period, after giving pro forma effect to each Acquisition consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such Acquisition had been consummated on the first day of such period, based on historical results accounted for in accordance with GAAP.

1.04 Exchange Rates; Currency Equivalents. (a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Borrowings and Outstanding Amounts denominated in Euro. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Parent hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) The Administrative Agent does not warrant or accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any action or determination related to the rate in the definition of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto in the absence of the Administrative Agent’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

1.05 Change of Currency. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any country and any relevant market conventions or practices relating to the change in currency.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.07 Rounding. Any financial ratios required to be maintained by the Parent and its Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

ARTICLE II.

THE COMMITMENTS AND BORROWINGS

2.01 Loans. (a) Subject to the terms and conditions set forth herein, each Tranche A-1 Lender severally agrees to make loans (each such loan, a “Tranche A-1 Loan”) to the Belgian Borrower during the Certain Funds Period in Euro in a single drawing on the Closing Date in an aggregate amount not to exceed the amount of such Tranche A-1 Lender’s Tranche A-1 Commitment. Tranche A-1 Loans may not be reborrowed once repaid or prepaid.

(b) Subject to the terms and conditions set forth herein, each Tranche A-2 Lender severally agrees to make loans (each such loan, a “Tranche A-2 Loan”) to the UK Borrower during the Certain Funds Period in Euro in a single drawing on the Closing Date in an aggregate amount not to exceed the amount of such Tranche A-2 Lender’s Tranche A-2 Commitment. Tranche A-2 Loans may not be reborrowed once repaid or prepaid.

2.02 Borrowings and Continuations of Loans.

(a) Each Borrowing and each continuation of Loans shall be made upon the Parent’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed no later than two hours thereafter by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 8:00 a.m. (x) with respect to the Borrowing of Loans on the Closing Date, three Business Days prior to the Closing Date and (y) with respect to a continuation of Loans, three Business Days prior to the requested date of any such continuation. Each continuation of Loans shall be in a principal amount of €5,000,000 or a whole multiple of €1,000,000 in excess thereof. Each Loan Notice shall specify (i) whether the request is for a Borrowing or a continuation of Loans, (ii) the requested date of the Borrowing (which shall be the Closing Date) or continuation (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed or continued and (iv) the duration of the Interest Period with respect thereto. If the Parent fails to give a timely notice requesting a continuation of a Loan, then the applicable Loans shall be continued as Loans with an Interest Period of one month. If the Parent fails to specify an Interest Period in any Loan Notice, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a continuation is provided by the Parent, the Administrative Agent shall notify each Lender of the details of any automatic continuation of Loans, as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds not later than 10:00 a.m. on the Closing Date. Upon satisfaction of the conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers.

(c) Except as otherwise provided herein, a Loan may be continued only on the last day of an Interest Period for such Loan. During the existence of a Default or an Event of Default, no Loans may be continued without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Loans be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Parent and the Lenders of the interest rate applicable to any Interest Period for Loans upon determination of such interest rate.

(e) After giving effect to all Borrowings and all continuations of Loans, there shall not be more than three Interest Periods in effect with respect to Loans.

2.03 Prepayments. Each Borrower may, upon notice from the Parent to the Administrative Agent, at any time or from time to time voluntarily prepay one or more tranche of Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 8:00 a.m. three Business Days prior to any date of prepayment of Loans and (ii) any prepayment shall be in a principal amount of €5,000,000 or a whole multiple of €1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the tranche(s) to be prepaid and the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage (or other applicable share as provided herein) of such prepayment. If such notice is given by the Parent, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.12, each such prepayment shall be applied to the Tranche A-1 Loans and the Tranche A-2 Loans, as applicable, of the Lenders in accordance with the prepayment notice delivered by the Parent and the Lenders’ respective Applicable Percentages.

2.04 Termination or Reduction of Commitments. (a) The Parent may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, the Tranche A-1 Commitments or the Tranche A-2 Commitments, or from time to time permanently reduce the Aggregate Commitments, the Tranche A-1 Commitments or the Tranche A-2 Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 8:00 a.m. five Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of €5,000,000 or any whole multiple of €1,000,000 in excess thereof. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments, the Tranche A-1 Commitments or the Tranche A-2 Commitments, as the case may be. Any reduction of any such Commitments shall be applied to the Commitment of each Lender according to the notice delivered by the Parent and such Lender’s Applicable Percentage of the Aggregate Commitments, the Tranche A-1 Commitments or the Tranche A-2 Commitments, as the case may be. All fees accrued until the effective date of any termination of the applicable Commitment shall be paid on the effective date of such termination.

(b) Unless previously terminated, the Tranche A-1 Commitment and the Tranche A-2 Commitment of each Lender shall automatically terminate in full at 5:00 p.m. (New York City time) on the earlier of (i) the termination of the Certain Funds Period and (ii) the Closing Date (after giving effect to the Borrowings on such date).

2.05 Repayment of Loans. (a) The Belgian Borrower shall repay to the Tranche A-1 Lenders on the Tranche A-1 Maturity Date the aggregate principal amount of Tranche A-1 Loans outstanding on such date.

(b) The UK Borrower shall repay to the Tranche A-2 Lenders on the Tranche A-2 Maturity Date the aggregate principal amount of Tranche A-2 Loans outstanding on such date.

2.06 Interest. (a) Subject to the provisions of subsection (b) below, each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Loan Party under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws (provided, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, such amount(s) shall automatically bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws, without further act of the Administrative Agent or any Lender).

(iii) Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Loan Parties shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws (provided, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Loan Party under the Bankruptcy Code of the United States, such principal amount of all outstanding Obligations shall automatically bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws, without further act of the Administrative Agent or any Lender).

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) Ticking Interest. The Borrowers shall pay to the Administrative Agent for the account of each Lender ticking interest (the “Ticking Interest”) at the rates per annum set forth under the heading “Ticking Interest” in the definition of “Applicable Rate”. The Ticking Interest shall accrue on the Commitments beginning on the date hereof until the earlier of (x) the Closing Date and (y) the termination of the Commitments. Accrued Ticking Interest shall be due and payable on the earlier of (x) the Closing Date and (y) the termination of the Commitments.

(b) Other Fees. The Parent shall pay to the Arranger and the Administrative Agent for their own respective accounts or for the account of the Lenders, as applicable, fees in the amounts and currencies and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08 Computation of Interest and Fees. All computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Loan Parties hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loan to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, amount and maturity of its Loan and payments with respect thereto.

2.10 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Euro and in Same Day Funds not later than 11:00 a.m. on the date specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in Euro, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Euro payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing to be made on the Closing Date, the Administrative Agent may assume that such Lender has made such share available on the Closing Date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and each Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by the Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Parent prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that a Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Parent with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrowers as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the Borrowing set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Parent or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.12 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender or is replaced pursuant to Section 10.13, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Parent may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Parent, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by such Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. If any Lender becomes a Defaulting Lender, then for so long as such Lender is a Defaulting Lender, the Ticking Interest shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.07(a).

(b) Defaulting Lender Cure. If the Parent and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both U.S. federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount so withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, each Borrower shall, and does hereby indemnify each Recipient and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each Borrower shall, and does hereby indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii) Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Borrowers, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(e) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Borrowers, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d) Evidence of Payments. Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by the Parent or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, shall deliver such other documentation prescribed by applicable law or the taxing authority of a jurisdiction pursuant to such applicable law or reasonably requested by the applicable Borrower or the Administrative Agent as will enable the Parent or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution, and submission of such documentation (other than such documentation either (A) set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, with respect to any payments made by the Parent on the Parent Guaranty:

(A) any Lender that is a U.S. Person shall deliver to the Parent and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent or the Administrative Agent) executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax; and

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI;

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Parent within the meaning of Sections 871(h)(3)(B) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or Form W-8BEN-E, as applicable); or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or Form W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) In case of an advance by a Lender to the UK Borrower:

(A) A UK Treaty Lender and the UK Borrower which makes a payment to which that UK Treaty Lender is entitled shall cooperate in completing any procedural formalities necessary for the UK Borrower to obtain authorization to make that payment without a deduction or withholding for or on account of Tax.

(B) A UK Treaty Lender which becomes a party to this Agreement on the date on which this Agreement is entered into which holds a passport under the

HMRC DT Treaty Passport scheme and which desires that such scheme should apply to this Agreement shall on or before the date on which this Agreement is entered into indicate to the Administrative Agent that it wishes the scheme to apply to an advance under a Loan to the UK Borrower under this Agreement and provide the Administrative Agent with its scheme reference number and its jurisdiction of tax residence (and the Administrative Agent shall, without unreasonable delay, notify the UK Borrower of the same).

(C) A UK Treaty Lender which becomes a party to this Agreement after the date on which this Agreement is entered into and which holds a passport under the HMRC DT Treaty Passport scheme and desires that such scheme should apply to this Agreement shall indicate to the Administrative Agent that it wishes the scheme to apply to an advance under a Loan to the UK Borrower under this Agreement and provide the Administrative Agent with its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption which it executes, and having done so, that UK Treaty Lender shall be under no obligation pursuant to Section (iii)(A) above.

(D) If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section (B) or (C) above and (a) the UK Borrower making a payment to that Lender has not made a UK Borrower DTTP Filing in respect of that Lender or (b) the UK Borrower making a payment to that Lender has made a UK Borrower DTTP Filing in respect of that Lender but (A) that UK Borrower DTTP Filing has been rejected by H.M. Revenue & Customs or (B) H.M. Revenue & Customs has not given the UK Borrower authority to make payments to that Lender without any deduction or withholding for or on account of Tax within 60 days of the date of the UK Borrower DTTP Filing, and, in each case, the UK Borrower has notified that Lender in writing, that Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for the UK Borrower to obtain authorization to make that payment without any deduction or withholding for or on account of Tax.

(E) If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section (B) or (C) above, no UK Borrower shall make a UK Borrower DTTP Filing or file any other form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s Commitment(s) or its participation in any utilization of a Loan unless the Lender otherwise agrees.

(F) The UK Borrower shall, promptly on making a UK Borrower DTTP Filing, deliver a copy of that UK Borrower DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(G) In the case of an advance under a Loan to the UK Borrower, a UK Non-Bank Lender shall promptly notify the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation.

(iv) Each Lender shall promptly (A) notify the Parent and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(v) Each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Effective Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(vi) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the Recipient be required to pay any amount to any Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) VAT.

(i) All amounts expressed to be payable under a Loan Document by any party to this Agreement (“Party”) to the Administrative Agent, Arranger or a Lender (“Finance Party”) which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to subsection (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Loan Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(ii) If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Finance Party Recipient”) under a Loan Document, and any Party other than the Finance Party Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Finance Party Recipient in respect of that consideration):

(A) (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Finance Party Recipient must (where this subsection (ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Finance Party Recipient receives from the relevant tax authority which the Finance Party Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B) (where the Finance Party Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Finance Party Recipient, pay to the Finance Party Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Finance Party Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii) Where a Loan Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this subsection (g) to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(v) In relation to any supply made by a Finance Party to any Party under a Loan Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

(h) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans, or to determine or charge interest, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Euro in the applicable interbank market, then, on notice thereof by such Lender to the Parent through the Administrative Agent, any obligation of such Lender to make or continue Loans shall be suspended until such Lender notifies the Administrative Agent and the Parent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay all such Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment, the Borrowers shall also pay accrued interest on the amount so prepaid.

3.03 Inability to Determine Rates. If in connection with any request for a Loan or a continuation thereof (a) the Administrative Agent determines that deposits in Euro are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Loan, or (c) the Administrative Agent or the Required Lenders determine that, for any reason, the Eurocurrency Rate for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Parent and each Lender. Thereafter, the obligation of the Lenders to make or maintain Loans shall be suspended (to the extent of the affected Loans or Interest Periods) until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Parent may revoke any pending request for a Borrowing or a continuation of Loans (to the extent of the affected Loans or Interest Periods).

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in this Section, the Administrative Agent, in consultation with the Parent and the affected Lenders, may establish an alternative interest rate for any loans subject to clauses (a), (b) or (c) above (any “Impacted Loans”), in which case such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the affected Lenders notify the Administrative Agent and the Parent that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Parent written notice thereof.

3.04 Increased Costs; Reserves on Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate (which shall include calculations in reasonable detail) of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section (which notice shall contain an explanation of the computation of the requested compensation) shall be delivered to the Parent and shall be conclusive absent manifest error. The applicable Borrower shall pay to such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, however, that no Borrower shall be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the Parent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The applicable Borrower shall pay to each Lender, (i) as long as such Lender shall be required, as a result of a Change in Law, to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required, as a result of a Change in Law, to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined reasonably by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Parent shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender, and an explanation of the computation thereof. If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable 10 Business Days from receipt of such notice and explanation.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise, but excluding any payment or prepayment to the extent such Lender, pursuant to Section 3.03, has required any Borrower to make such payment or prepayment before the end of the applicable Interest Period with respect to such Loan);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow or continue any Loan on the date or in the amount notified by the Parent;

(c) any failure by any Borrower to make payment of any Loan (or interest due thereon) on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Parent pursuant to Section 10.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract but excluding any loss of anticipated profits. The applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the applicable Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. Each Lender may make a Loan to the Borrowers through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Parent such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), the Parent may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO BORROWING

4.01 Conditions to Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which each of the following conditions is satisfied (or waived in accordance with Section 10.01:

(a) The Administrative Agent shall have received the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of (x) this Agreement and (y) the Parent Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender, the Parent and the Borrowers;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that the Parent is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification (including for the Belgian Borrower a KBO/BCE-extract and non-bankruptcy certificate, each not older than 5 days), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(iv) opinions of (A) Covington & Burling LLP, special counsel to the Loan Parties, (B) the Vice President and Corporate Secretary of the Parent, (C) NautaDutilh SPRL, local counsel to the Belgian Borrower and (D) Covington & Burling LLP, local counsel to the UK Borrower, each addressed to the Administrative Agent and each Lender, in substantially the forms of Exhibits E-1, E-2, E-3 and E-4 respectively;

(v) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such

Loan Party of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vi) a certificate signed by a Responsible Officer of the Parent certifying (A) that no Default or Event of Default as of the Effective Date has occurred and is continuing, (B) that the representations and warranties of the Loan Parties contained in Article V and each other Loan Document or in any document furnished under or in connection herewith or therewith are true and correct on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (C) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; (D) that there is no action, suit, investigation or proceeding pending or, to the knowledge of the Parent, threatened in any court or before any arbitrator or Governmental Authority that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect and (E) the current Debt Rating;

(vii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and

(viii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) The Administrative Agent and the Lenders shall have received from the Loan Parties all documentation and other information requested by the Administrative Agent or any Lender at least 3 Business Days prior to the Effective Date that is required to satisfy applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

The Administrative Agent shall promptly notify the Parent, the Lenders and the Cash Confirmation Advisor of the occurrence of the Effective Date and such notice shall be conclusive and binding absent manifest error. Other than to the extent that the Required Lenders notify the Administrative Agent in writing to the contrary before the Administrative Agent gives the notification described in the immediately preceding sentence, the Lenders hereby authorize (but do not require) the Administrative Agent to give that notification. The Administrative Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification. Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02 Conditions to Closing. The obligation of each Lender to make a Loan on the Closing Date is subject to satisfaction (or waiver in accordance with Section 10.01) of the following conditions:

(a) the Effective Date shall have occurred and the Certain Funds Period shall not have ended;

(b) the Administrative Agent shall have received a Loan Notice in accordance with Section 2.02;

(c) the Administrative Agent shall have received Notes executed by each Borrower in favor of each Lender requesting Notes, which shall be originals or telecopies (followed promptly by originals), each properly executed by a Responsible Officer of the applicable Borrower, each dated the Closing Date;

(d) the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Parent certifying the current Debt Ratings;

(e) (x) any and all fees and expenses of the Administrative Agent, the Arranger, the Lenders and their respective Affiliates required to be paid on or before the Closing Date shall have been paid (which amounts each Borrower hereby irrevocably and unconditionally authorizes the Administrative Agent to net or otherwise off-set against the proceeds of the Loans) and (y) the Parent shall have paid (or shall have caused the Borrowers to pay) all reasonable and documented fees, expenses and disbursements of Shearman & Sterling LLP, as counsel to the Administrative Agent, to the extent invoiced prior to the Closing Date (which amounts the Parent hereby irrevocably and unconditionally authorizes the Administrative Agent to net or otherwise off-set against the proceeds of the Loans) (provided that the Loan Parties shall remain liable for any additional reasonable fees and expenses of such counsel to the Administrative Agent in accordance with Section 10.04); provided further that, in each of preceding clauses (x) and (y), to the extent that the Administrative Agent has been irrevocably and unconditionally authorized by the Borrowers to net or otherwise deduct all such fees, expenses and disbursements from the proceeds of the Loans hereunder on the Closing Date, then, once immediately preceding clause (b) has been satisfied (but only to the extent that such Loan Notice requests the borrowing of all Commitments on the Closing Date), this clause (e) shall be deemed satisfied only for the purpose of this Section 4.02 (it being understood and agreed that this proviso shall not limit or otherwise satisfy the obligation of the Borrowers (or other applicable Person) to pay such fees, expenses and disbursements, to the extent any of such fees, expenses and disbursements are not actually paid on the Closing Date);

(f) a certificate by a Responsible Officer of the Parent (x) confirming and certifying that the Certain Funds Conditions other than the condition set forth in clause (d) of the definition of Certain Funds Conditions shall have been, or substantially concurrently with the Closing Date, shall be, satisfied or waived in accordance with the terms of this Agreement and (y) certifying that on the Closing Date, the Parent is, and the Parent and its Subsidiaries on a consolidated basis are, Solvent, both before and after giving effect to the Loans and the disbursements of the proceeds thereof on such date and the consummation of the Transactions;

(g) in the case of an Offer, the Offer Unconditional Date shall have occurred and the Administrative Agent shall have received copies of the following documents, in each case certified by a Responsible Officer of the Parent: (i) the Offer Press Release, (ii) the Offer Document (which shall be consistent in all material respects with the Offer Press Release), (iii) the Receiving Agent’s Letter, (iv) a certificate from the Receiving Agent issued in accordance with Note 7 on Rule 10 of the City Code and indicating (x) the total issued share capital of the Target, (y) the number of Target Shares held by the Parent prior to the commencement of the Offer and (z) the number of Target Shares purchased by the Parent pursuant to the Offer, and the Administrative Agent shall have received a certificate from a Responsible Officer of the Parent confirming that (1) the Certain Funds Conditions have been complied with other than the condition set forth in clause (d) of the definition of Certain Funds Conditions, (2) the Minimum Acceptance Level has been achieved, (3) all conditions to closing specified in the Offer Documents (other than the payment for the consideration for the Target Shares) have been satisfied or waived in accordance with Section 7.15 and (4) if the Parent has purchased any Target Shares other than pursuant to the Offer, the details of such purchases; and

(h) in the case of a Scheme, the Scheme Effective Date shall have occurred and the Administrative Agent shall have received certified copies of (i) the court order confirming sanction of the Scheme as required by Part 26 of the Companies Act, (ii) the confirmation-of-delivery of the court order to Companies House (or a copy of the cover letter from the Target’s solicitors delivering the court order to Companies House), (iii) the Scheme Press Release, (iv) the Scheme Circular (which shall be consistent in all material respects with the Scheme Press Release) and (v) the Scheme Resolution referred to and in the form set out in the Scheme Circular passed at the meetings of the shareholders of the Target required to be held to sanction the Scheme under Part 26 of the Companies Act; and the Administrative Agent shall have received a certificate from a Responsible Officer of the Parent confirming that (1) the Certain Funds Conditions have been complied with other than the condition set forth in clause (d) of the definition of Certain Funds Conditions and (2) all conditions to the Scheme (other than the payment for the consideration for the Target Shares) have been satisfied or waived in accordance with Section 7.15.

4.03 Actions During the Certain Funds Period. During the Certain Funds Period (unless the conditions precedent set forth in Section 4.02 have not been satisfied or waived in which case no Lender is obliged to honor any Loan Notice) and notwithstanding any provision of any Loan Document to the contrary, no Lender shall be entitled to (nor shall any Lender be entitled to request the Administrative Agent to):

(a) rescind, cancel or terminate its Commitments hereunder (subject to any Commitment reductions made pursuant to Section 2.04);

(b) rescind, exercise any right, power or discretion to terminate or cancel this Agreement or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit the making of a Borrowing under the Commitments;

(c) refuse to participate in the making of a Borrowing under the Commitments (including, without limitation, by virtue of operation of Section 3.03);

(d) exercise any right of set-off or counterclaim or similar rights or remedy which it may exercise in respect of a Borrowing under the Commitments to the extent to do so would prevent or limit the making of a Borrowing under the Commitments;

(e) cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Loan Document to the extent to do so would prevent or limit the making of a Borrowing under the Commitments or exercise any enforcement or other rights under any Loan Document; or

(f) take any other action or make or enforce any claim to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of a Borrowing under the Commitments;

provided that immediately upon expiry of the Certain Funds Period, all rights, remedies and entitlements shall be available to the Administrative Agent and the Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders as of the Effective Date and the Closing Date (after giving effect to the consummation of the Transactions) that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and (to the extent the concept of “good standing” exists under such Laws) in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and (to the extent the concept of “good standing” exists under such Laws) in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d) (or, with respect to any Subsidiary that is not a Loan Party, in each case referred to in clause (a), (b), (c) or (d)), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and, in the case of performance by such Loan Party of each Loan Document to which it is a party, will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or to which such Person or the properties of such Person or any of its Subsidiaries is subject or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such

Person or its property is subject; or (c) violate any Law in any material respect, except, in the case of immediately preceding clauses (b) and (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness. From the date of the Audited Financial Statements through the Effective Date and the Closing Date, as the case may be, the Parent and its consolidated Subsidiaries have not incurred any additional material indebtedness or other liabilities, direct or contingent, including liabilities for taxes, material commitments and Indebtedness, except for such indebtedness and liabilities reflected on Schedule 7.03, Inter-Company Indebtedness and other indebtedness and liabilities incurred in the ordinary course of business.

(b) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) Schedule 7.03 sets forth all Indebtedness owed by any Loan Party to any Subsidiary as of the Effective Date (other than Indebtedness owed by the Parent to Avnet Receivables Corporation in connection with the Existing Securitization Facility).

5.06 Litigation. Except as disclosed on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, is reasonably likely to be determined adversely and, if so determined, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Parent and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Parent and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. The Parent and its Material Subsidiaries and each Borrower, through its Material Subsidiaries, conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their and the other Subsidiaries, respective businesses, operations and properties, and as a result thereof the Parent has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The Parent and its Subsidiaries maintain, with financially sound and responsible insurance companies or through self-insurance, insurance on all their respective properties in at least such amounts and against such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business.

5.11 Taxes. The Parent and its Subsidiaries have filed all Federal, state, foreign and other material tax returns and reports required to be filed, and have paid all Federal, state, foreign and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, and except (in the case of Non-Material Subsidiaries) where the failure to file such returns or reports or to make such payments could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Parent, there is no proposed tax assessment against the Parent or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Material Subsidiary thereof is party to any tax sharing agreement. No Non-Material Subsidiary is a party to any tax sharing agreement that could reasonably be expected to have a Material Adverse Effect.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other U.S. Federal or state Laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS with respect thereto. To the best knowledge of the Parent, nothing has occurred which would cause the loss of such qualification that could reasonably be expected to have a Material Adverse Effect. The Parent and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Parent, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction under ERISA or violation of ERISA’s fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither the Parent nor any ERISA Affiliate is aware of any fact, event or circumstance that is reasonably expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Parent and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Parent nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Parent nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.13 Subsidiaries; Equity Interests. As of the Effective Date, the Parent has no Subsidiaries with any material assets, material liabilities or ongoing operations other than those specifically disclosed in Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens. As of the Effective Date, the Parent has no equity investments in any other corporation or entity other than (a) those specifically disclosed in Schedule 5.13 and (b) equity investments in any corporation or entity where the aggregate amount invested in such Person by the Parent is less than $5,000,000. All of the outstanding Equity Interests in the Parent have been validly issued, and are fully paid and nonassessable.

5.14 Margin Regulations; Investment Company Act.

(a) The proceeds of any Loan will not be used by any Borrower for purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. No report, financial statement, certificate or other information furnished (whether orally by a Responsible Officer or in writing) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Parent represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each of the Parent and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. The Parent and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Parent, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Parent or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Parent, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. On the Effective Date, the Parent is, and, on the Closing Date, the Parent and its Subsidiaries on a consolidated basis will be, Solvent, both before and after giving effect to the Loans and the disbursements of the proceeds thereof and the consummation of the Transactions.

5.19 Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of the Parent is set forth on Schedule 10.02.

5.20 OFAC. Neither the Parent, nor any of its Subsidiaries, nor any director or officer thereof, nor, to the knowledge of the Parent and its Subsidiaries, any employee, agent, affiliate or representative thereof, is an individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority, (iii) 10% or more owned by an individual or entity that is on a list described in immediately preceding clause (ii) or (iv) located, organized or resident in a Designated Jurisdiction.

5.21 Anti-Corruption Laws. (a) The Parent and its Subsidiaries have conducted their businesses in compliance in all material respects with the Patriot Act.

(b) The Parent and its Subsidiaries (x) have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and (y) have instituted and maintained reasonable and customary policies and procedures designed to promote and achieve compliance with such laws in all material respects.

5.22 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

5.23 Target Acquisition Documents. The Administrative Agent and the Lenders shall have been furnished complete copies of each Target Acquisition Document to the extent executed and delivered on or prior to the Effective Date or the Closing Date, as applicable. In the case of a Scheme, the Scheme Press Release contains all the material terms of the Scheme and the Scheme Circular reflects the Scheme Press Release in all material respects; and in the case of an Offer, the Offer Documents (taken as a whole) contain all material terms of the Offer and reflect the Offer Press Release in all material respects.

5.24 Pensions. (a) The pension schemes in respect of which any Loan Party or any of its Subsidiaries is principal employer or which are operated or maintained by it for the benefit of any of its Subsidiaries and/or its employees or in which it has any participation are funded in accordance with local law and practice (having taken reasonable actuarial advice), except to the extent failure to comply therewith would not have nor is reasonably likely to have a Material Adverse Effect, and, other than in respect of the foregoing pension schemes, no Loan Party nor any of its Subsidiaries has any material liability in respect of any pension scheme, and there are no circumstances that are reasonably likely to give rise to such liability that would not be fully indemnified by a Person other than a Loan Party or any of its Subsidiaries.

(b) Each of Loan Parties and their Subsidiaries is in material compliance with all applicable laws and contracts relating to the pension schemes, if any, operated by it, or in which it participates, except where the failure to do so does not have nor is reasonably likely to have a Material Adverse Effect.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Parent shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within fifteen days after the date on which consolidated financial statements for such year are required to be delivered to the SEC under the Securities Exchange Act, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of each fiscal year of the Parent, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of material misstatement;

(b) as soon as available, but in any event within fifteen days after the date on which consolidated financial statements for such period are required to be delivered to the SEC under the Securities Exchange Act, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of each fiscal quarter of the Parent (commencing with the fiscal quarter ending October 1, 2016), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such statements to be certified by a Responsible Officer of the Parent as fairly presenting the financial condition and results of operations of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event on the date on which the financial statements referred to in Sections 6.01(a) and (b) for such period are required to be delivered to the Administrative Agent and the Lenders, a consolidating balance sheet of the Parent and its Subsidiaries, based on each geographic region, as at the end of such period and the related consolidating statements of income or operations, for such period, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such statements to be certified by a Responsible Officer of the Parent to the effect that such statements are fairly stated in all material respects when considered in relation to the applicable consolidated financial statements of the Parent and its Subsidiaries.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Parent shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Parent to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under the financial covenants set forth herein or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the fiscal quarter ending October 1, 2016), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements (other than registration statements on Form S-8 or any successor form thereto) which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any correspondence, notice, statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof with respect to any default or event of default under any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e) promptly, and in any event within five Business Days after the Parent is aware of receipt by any Loan Party or any Subsidiary thereof, copies of each notice received from the SEC concerning any investigation by such agency regarding material financial or other operational results of any Loan Party or any Material Subsidiary; and

(f) promptly, such additional information regarding the business, financial or corporate affairs of the Parent or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Parent shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Parent to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Parent shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of the United States Federal and state securities laws) with respect to the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing (“MNPI Information”), and who may be engaged in investment and other market related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any MNPI Information with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, no Loan Party shall be under any obligation to mark any Borrower Materials “PUBLIC.”

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Parent or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between the Parent or any Subsidiary and any Governmental Authority, or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Parent or any Subsidiary, including pursuant to any applicable Environmental Laws, in each case that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by the Parent and its Subsidiaries on a consolidated basis; and

(e) of any public announcement by (or written announcement received by the Parent from) Moody’s or S&P of any change in a Debt Rating.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Parent setting forth details of the occurrence referred to therein and stating what action the Parent has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached, if any.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Parent or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in the case of clauses (b) and (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence, except in a transaction permitted by Section 7.04;

(b) to the extent the concept of “good standing” exists under the Laws of the jurisdiction of its organization, preserve, renew and maintain in full force and effect its good standing under such Laws, except (i) in a transaction permitted by Section 7.04 or (ii) in the case of one or more immaterial Subsidiaries that are not Loan Parties, to the extent that failure to maintain such good standing could not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate;

(c) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its properties and equipment in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain, with financially sound and responsible insurance companies or through self-insurance, insurance on all their respective properties in at least such amounts and against such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws (including Environmental Laws and ERISA) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Parent or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Loan Parties; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Parent at any time during normal business hours and without advance notice.

6.11 Anti-Corruption and Anti-Terrorism Laws. Conduct its businesses in compliance in all material respects with the Patriot Act, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.12 Scheme and Offer Affirmative Covenants. (a) Ensure that, in the case of a Scheme, the terms of such Scheme as set out in the applicable Scheme press release are consistent in all material respects with the Scheme Press Release, subject to any variations which are not materially adverse to the interests of the Lenders (or where the prior written consent of the Administrative Agent has been given).

(b) Procure that (x) any Scheme Circular or Offer Document is issued and dispatched in accordance with the timetable set out in the relevant Press Release and in any event within 28 days (or such longer period permitted by the Panel) and (y) except as consented to by the Administrative Agent in writing (such consent not to be unreasonably withheld or delayed) or otherwise required by the Panel, any Scheme Circular or Offer Document reflects the latest Press Release in all material respects except for any variation that if done by amendment to the Scheme Circular or Offer Document would not contravene Section 7.16(b).

(c) Comply in all material respects with the City Code, subject to any waivers granted by the Panel, and all other applicable laws and regulations in relation to any Offer or Scheme where failure to do so would be materially adverse to the interests of the Lenders or where the prior written consent of the Administrative Agent is given.

(d) Keep the Administrative Agent informed as to the status and progress with the Scheme or Offer and promptly provide the Administrative Agent with such information as it may reasonably request regarding the status of the Target Acquisition (including, in the case of an Offer, the current level of acceptances and, in the case of a Scheme, the details of the current level of proxies received) subject to any confidentiality, regulatory or other restrictions relating to the supply of such information.

(e) Deliver to the Administrative Agent copies of each Press Release, each Offer Document, any Receiving Agent’s Letter, any written agreement between the Parent and the Target with respect to the Scheme, any other Scheme Documents, all other material announcements and documents published or delivered by the Parent pursuant to the Offer or Scheme (other than the cash confirmation) and all material legally binding agreements entered into by the Parent in connection with an Offer or Scheme, in each case except to the extent it is prohibited by law, regulation or confidentiality restrictions from doing so.

(f) In the event that an Offer is to be switched to a Scheme or a Scheme is to be switched to an Offer in accordance with Section 7.15, (i) promptly inform the Administrative Agent thereof in writing (the “Switch Notice”); (ii) within 5 Business Days of the Switch Notice procure that the relevant Press Release is issued, and deliver a copy to the Administrative Agent and (iii) except as consented to by the Administrative Agent in writing or otherwise required by the Panel, ensure that the terms and condition of the Offer or Scheme, as applicable, contained in the Offer Press Release and any Offer Document or the Scheme Press Release and any Scheme Document, as applicable, are consistent in all material respects with those contained in the Scheme Press Release and any Scheme Document or the Offer Press Release and any Offer Document, as the case may be (to the extent applicable thereto) and, in the case of an Offer, include the Minimum Acceptance Level.

(g) In the case of an Offer, (x) procure that such Offer is a “takeover offer” as defined in Section 974 of the Companies Act and that such Offer applies to all of the Target Shares, unless otherwise consented to by the Administrative Agent and (y) promptly upon becoming entitled to give any notice under Section 979(2) or Section 979(4) of the Companies

Act, ensure that all such notices that may be given under section 979 of the Companies Act at that time are issued and implemented and that the relevant provisions of the Companies Act are complied with.

(h) Within 30 days after the Closing Date procure that the Target takes such action as is necessary to ensure that the Target (and any other relevant members of the Target and its Subsidiaries) is re-registered as a private limited company in accordance with the Companies Act.

(i) In relation to a Scheme, on the Closing Date procure that the Target will apply to the Financial Conduct Authority for the cancellation of the listing of the Target Shares on the Official List of the Financial Conduct Authority and to the London Stock Exchange for the cancellation of trading of Target Shares on its main market for listed securities in each case to take effect no later than 5 Business Days after the Closing Date and, in relation to an Offer, as soon as reasonably practicable after the Closing Date and in any event within 5 Business Days thereof, procure that the Target notifies the Stock Exchange of the preferred date of the cancellation of the listing of the Target Shares on its main market for listed securities, such date being not later than 21 Business Days following such notification.

(j) Without prejudice to any other provision of this Agreement, not waive, vary or release any term or condition of the Offer Documents or the Scheme Documents (as applicable) without the consent of the Administrative Agent unless (A) such waiver, variation or release would not be reasonably likely to be materially prejudicial to the interests of the Lenders under the Loan Documents or (B) the Parent is required to so waive, vary or release by the Panel.

6.13 Financial Assistance. The Parent shall, and shall procure that each member of the Group will, ensure that all payments between members of the Group are made or created so as to ensure that such payments are in compliance with any applicable law or regulation in any relevant jurisdiction concerning financial assistance (including without limitation article 329 of the Belgian Companies Code) by a company for the acquisition of or subscription of shares or concerning the protection of shareholders’ capital.

6.14 Certain Funds Default. (a) If, during the Certain Funds Period, either (i) a Certain Funds Default relating to the UK Borrower and/or the Belgian Borrower has occurred and is continuing or (ii) it becomes unlawful for the UK Borrower and/or the Belgian Borrower to perform any of its material obligations under this Agreement (in each case, a “Borrower Certain Funds Conditions Breach”), the Parent shall automatically become a Borrower under this Agreement in place of the UK Borrower and the Belgian Borrower, and the UK Borrower and the Belgian Borrower shall automatically cease to be Borrowers under this Agreement.

(b) Should the circumstances described in paragraph (a) above occur:

(i)	this Agreement and all other Loan Documents shall be construed as if references to a “Borrower” include the Parent, but exclude the UK Borrower and the Belgian Borrower;

(ii)	the Parent shall be entitled to all rights and shall assume all obligations of the UK Borrower and the Belgian Borrower under this Agreement and any other

Loan Document and the UK Borrower and the Belgian Borrower shall cease to be entitled to such rights and shall be released from such obligations;

(iii)	the Parent Guaranty shall be deemed to be cancelled and in no further force and effect; and

(iv)	all the Borrower Certain Funds Conditions Breaches shall be deemed to have been waived and no longer be continuing.

(c) In connection with the transactions referred to in this Section, the Lenders agree that the Administrative Agent, the Borrowers and the Parent may, without the consent of any other party, effect such technical and conforming amendments to this Agreement and the other Loan Documents as they shall agree to be appropriate to reflect the substitution of the Parent as the “Borrower” hereunder and otherwise to give effect to the intent of this Section. A copy of any amendment effected pursuant to this paragraph (c) shall be promptly made available to each Lender.

6.15 Effective Date Fees and Expenses.

(a) The Parent shall pay (or shall cause the Borrowers to pay) within two Business Days from the Effective Date any and all fees and expenses of the Administrative Agent, the Arranger, the Lenders and their respective Affiliates owing under the Loan Documents on or before the Effective Date.

(b) The Parent shall pay (or shall cause the Borrowers to pay) within two Business Days from the Effective Date all reasonable and documented fees, expenses and disbursements of Shearman & Sterling LLP, as counsel to the Administrative Agent, to the extent invoiced prior to or on the Effective Date (provided that the Borrower shall remain liable for any additional reasonable fees and expenses of such counsel to the Administrative Agent in accordance with Section 10.04).

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Parent shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i) Liens securing Indebtedness permitted under Section 7.03(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition, and (iii) such Lien attached concurrently with, or within 270 days after, the acquisition of the property encumbered thereby;

(j) Liens on accounts receivable subject to Permitted Securitization Facilities which Liens secure (or encumber such accounts receivable to provide credit support for) such facilities;

(k) Liens on inventory acquired in the ordinary course of business to secure the purchase price of such inventory or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such inventory, provided that the Indebtedness secured thereby does not exceed the cost of such inventory;

(l) any Lien arising out of the refinancing, extension, renewal or refunding of any secured Indebtedness, provided that (i) prior to such refinancing, extension, renewal or refunding, the collateral for such secured Indebtedness (the “original Indebtedness”) is permitted by this Section 7.01, (ii) after giving effect to such refinancing, extension, renewal or refunding, the property covered by such Lien is not changed from the property securing the original Indebtedness, (iii) the amount secured or benefited by such Lien is not increased above the amount secured by such property under the original Indebtedness, and (iv) any such refinancing, extension, renewal or refunding of Indebtedness is permitted by Section 7.03;

(m) Liens on cash collateral or government securities to secure Swap Contracts, provided that the aggregate fair market value of such cash collateral and government securities does not exceed $25,000,000 at any time;

(n) Liens on assets of Foreign Subsidiaries (other than any Borrower, except to the extent that such Liens are limited to Liens on cash deposits to secure cash pooling arrangements or other cash management transactions) to secure Indebtedness of such Foreign Subsidiaries, provided that the aggregate principal amount of Indebtedness secured by such Liens does not exceed $50,000,000 at any time; and

(o) Liens not otherwise permitted under clauses (a)-(n) of this Section 7.01, provided that the aggregate fair market value of all assets subject to such Liens does not exceed 10.0% of Consolidated Tangible Net Worth at any time.

7.02 [Reserved].

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents, the Bridge Credit Agreement, the Existing Credit Agreement and the Existing Target Notes;

(b) Indebtedness outstanding on the date hereof listed on Schedule 7.03 and any renewal or replacement thereof, so long as such renewal or replacement does not increase the amount of such Indebtedness;

(c) obligations (contingent or otherwise) of the Parent or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(d) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in the proviso to Section 7.01(i);

(e) Indebtedness of Subsidiaries in an aggregate principal amount not to exceed $500,000,000 at any time outstanding;

(f) any Guarantee by the Parent of Indebtedness of any Subsidiary permitted by this Section 7.03;

(g) Indebtedness under Permitted Securitization Facilities;

(h) Indebtedness of a Person, or in respect of assets, acquired pursuant to a Permitted Acquisition and existing at the time of such Acquisition; provided that (I) such Indebtedness (x) shall not have been incurred in contemplation of such Acquisition, (y) may not be extended, renewed or refunded except as otherwise permitted by this Agreement, and (z) in the case of Indebtedness secured by a Lien on the assets acquired pursuant to a Permitted Acquisition (or on the assets of a Person that becomes a Subsidiary as a result of a Permitted Acquisition), such Indebtedness, together with any other secured Indebtedness permitted by this clause (h), shall not exceed $50,000,000 in the aggregate outstanding at any time and (II) neither the Parent nor any Subsidiary (other than a Person acquired as part of such Permitted Acquisition) is directly or indirectly liable for such Indebtedness, whether through any Guarantee or otherwise, other than liability with respect to which recourse is limited to the assets so acquired;

(i) unsecured Indebtedness of the Parent; and

(j) Indebtedness owed by any Subsidiary to the Parent or any other Subsidiary (“Inter-Company Indebtedness”).

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Parent, provided that the Parent shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that if a Borrower merges with another Subsidiary, such Borrower shall be the continuing or surviving Person;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Parent or to another Subsidiary, provided that if the transferor in such a transaction is a Borrower, then the transferee must either be the Parent or the other Borrower;

(c) any Subsidiary (other than a Borrower or a Material Subsidiary) may merge, dissolve, liquidate, consolidate with or into another Person subject to compliance with Section 7.11, if applicable, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (upon voluntary liquidation or otherwise) (whether now owned or hereafter acquired) to or in favor of any Person; and

(d) (i) a Borrower may merge with any other Person (including a Material Subsidiary) so long as such Borrower is the surviving entity and such merger complies with Section 7.11, if applicable; and (ii) a Material Subsidiary may merge with any other Person (other than a Loan Party) so long as the Material Subsidiary is the surviving entity and such merger complies with Section 7.11, if applicable.

7.05 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation to do so, except that, so long as no Default or Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Parent, any Borrower and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Parent and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) the Parent may declare and pay cash dividends and purchase, redeem or otherwise acquire for cash Equity Interests issued by it so long as the Consolidated Leverage Ratio is less than or equal to 3.50 to 1.00 (as determined both before and after giving effect to such payment, purchase redemption or acquisition);

(e) in addition to the Restricted Payments permitted by clause (d) of this Section 7.05, the Parent may (when Consolidated Leverage Ratio is greater than 3.50 to 1.00) declare and pay cash dividends and purchase, redeem or otherwise acquire for cash Equity Interests issued by it; provided that, the aggregate of such dividends plus the aggregate consideration paid for all such purchases, redemptions and acquisitions after the Effective Date at times when the Consolidated Leverage Ratio is greater than 3.50 to 1.00 (other than in respect of shares purchased for the purpose of satisfying the Parent’s obligations under employee or director stock purchase, stock grant and stock option plans) shall not exceed $25,000,000;

(f) the Parent and each Subsidiary may make Restricted Payments to consummate the Transactions.

7.06 Change in Nature of Business. (a) Engage in any material line of business substantially different from a Permitted Business. For the avoidance of doubt, the Target shall be deemed a Permitted Business.

(b) During the Certain Funds Period and until the Closing Date, the Parent shall not engage in any business or activity other than (i) any business or activity materially consistent with the Parent’s past practice, (ii) the execution and delivery of the Loan Documents and the performance of its obligations thereunder, (iii) the performance of its obligations under the Target Acquisition Documents, (iv) taking all actions, including executing and delivering any related agreements, for the purpose of consummating any incurrence or issuance of Indebtedness that will reduce the Commitments and/or refinance the Loans outstanding under this Agreement, the Bridge Credit Agreement or the Existing Credit Agreement, (v) activities incidental to the consummation of the Transactions (including for the avoidance of doubt, any intercompany loans) and (vi) activities necessary or advisable for or incidental to the businesses or activities described in clauses (i) to and including clause (v) of this Section 7.06(b).

7.07 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Parent, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms substantially as favorable to the Parent or such Subsidiary as would be obtainable by the Parent or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, or (b) transactions among the Parent and its Subsidiaries so long as such transactions do not, either individually or in the aggregate, have a Material Adverse Effect.

7.08 Limitation on Restrictions Affecting the Parent or any Subsidiary. Enter into any Contractual Obligation (other than this Agreement, any other Loan Document, the Existing Credit Agreement or the Bridge Credit Agreement) that limits the ability (a) of any Subsidiary to make Restricted Payments to any Loan Party or to otherwise transfer property to any Loan Party, or (b) of the Parent or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this Section 7.08 shall not prohibit:

(i) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(d) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness;

(ii) restrictions imposed by other permitted Indebtedness ranking pari passu with the Obligations, provided that such restrictions are no more restrictive than those imposed by this Agreement;

(iii) restrictions imposed by applicable Law;

(iv) restrictions imposed by Indebtedness outstanding on the date hereof and listed on Schedule 7.03;

(v) restrictions imposed by Indebtedness relating to any property acquired by the Parent or any Subsidiary (or restrictions imposed by Indebtedness of a third party which third party is acquired by the Parent or any Subsidiary) in an acquisition permitted by this Agreement, provided in each case that such restrictions existed at the time of such acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person other than the Person so acquired, or to any property other than the property so acquired;

(vi) restrictions with respect solely to any Subsidiary imposed pursuant to a binding agreement which has been entered into for the sale of all or substantially all of the Equity Interests or assets of such Subsidiary, provided that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold;

(vii) in connection with and pursuant to any refinancing of Indebtedness, replacements of restrictions imposed pursuant to clauses (ii), (iv), (v) or (vii) of this Section, provided that (A) such refinancing is permitted by Section 7.03, and (B) the replacement restrictions are not more restrictive than those being replaced and do not apply to any Person or assets other than those that would have been covered by the restrictions in the Indebtedness so refinanced;

(viii) restrictions on any Special Purpose Finance Subsidiary and assets of such Special Purpose Finance Subsidiary, which restrictions are contained in the applicable Permitted Securitization Facility for which such Subsidiary was created;

(ix) in connection with any permitted lease of property entered into in the ordinary course of business, customary provisions restricting the subletting or assignment of, or Liens on, the property subject to such lease, consistent with industry practice; and

(x) in connection with any Lien permitted by Section 7.01, customary restrictions on the transfer or disposition of, or imposition of further Liens on, the asset subject to such Lien.

7.09 Use of Proceeds. (a) Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates or would be inconsistent with, Regulation T, U or X of the FRB or (b) use the proceeds of the Loans for any purpose other than financing the Transactions and the Transaction Costs.

7.10 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any period of four fiscal quarters of the Parent to be less than 3.00 to 1.00.

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time to be greater than 4.00 to 1.00.

7.11 Acquisitions. Consummate any Acquisition (other than the Target Acquisition), unless (i) no Default or Event of Default shall have occurred and be continuing either immediately before or immediately after giving effect to such Acquisition, and (ii) both immediately before and immediately after such Acquisition (after giving pro forma effect to the consummation of such Acquisition as if the Acquisition occurred on the first day of the four fiscal quarters most recently ended, and giving pro forma effect to the incurrence, repayment, prepayment, redemption or defeasance of any Indebtedness in connection therewith), the Parent is in compliance with each of the covenants set forth in Section 7.10.

7.12 Sanctions. Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise knowingly make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

7.13 Anti-Corruption and Anti-Terrorism Laws. Directly or indirectly use the proceeds of any Loan for any purpose which would breach the Patriot Act, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

7.14 Maintenance of Government Approvals. Fail to maintain any authorizations, consents, approvals, licenses from, exemptions of, or filings and registrations with, each Governmental Authority required in connection the Loan Documents, except to the extent that such failure to maintain such authorizations, consents, approvals, licenses from, exemptions of, or filings and registrations could not reasonably be expected to have a Material Adverse Effect.

7.15 Permitted Transactions. Notwithstanding anything else contained in the Loan Documents, the Parent and its Subsidiaries shall be permitted to:

(a) switch to an Offer or further Scheme (which the Parent may do on multiple occasions without restriction) subject to compliance by the Parent with Section 6.12(f);

(b) implement the Squeeze-Out Procedures; and

(c) re-register the Target as a private limited company and take any step or enter into any transaction arising as a result or part of the re-registration of the Target as a private limited company.

7.16 Scheme and Offer Negative Covenants. The Parent covenants and agrees with the Administrative Agent and the Lenders that it will not:

(a) except as consented to by the Administrative Agent in writing (such consent not to be unreasonably withheld or delayed) and subject to the Panel’s consent where required by the City Code or other Applicable Law, increase or decrease, or announce an increase or a decrease in, the price per share at which the Offer or Scheme (as the case may be) is proposed as set out in the Press Release (and not knowingly permit any Person acting in concert (as defined by the Panel and the City Code) to take an action requiring an increase or a decrease in such price, including, without limitation, not knowingly permitting any Person to purchase any Target Shares in excess of the purchase price set forth in the Offer before the Closing Date), or otherwise increase or decrease the Target Acquisition consideration, but excluding any increase or decrease in an aggregate amount not to exceed 10% of the Target Acquisition consideration;

(b) amend, vary, waive or otherwise modify the terms and conditions of the Offer or Scheme set out in the relevant Press Release or Offer Document or Scheme Document (save as contemplated by clause (a) above or clause (e) below), or treat as satisfied any condition, the satisfaction of which involves an assessment regarding the acceptability or otherwise to the Parent of conditions imposed by any regulatory body, if such amendment, variation, waiver, modification or treating as satisfied is material and is reasonably likely to be materially prejudicial to the interests of the Lenders under the Loan Documents, in each case except as consented to by the Administrative Agent in writing (such consent not to be unreasonably withheld or delayed), or except to the extent required by the Panel, the court or any other applicable law, regulation or regulatory body (and, in the case of any such requirement, the

Parent will consult with the Administrative Agent regarding making such representations to the Panel or court if circumstances permit);

(c) make any public announcement or public statement (other than in the relevant Press Release, Scheme Documents or Offer Documents) concerning this Agreement or the parties to this Agreement (other than another Loan Party) in connection with the financing of the Target Acquisition without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) or unless required to do so by the City Code or the Panel, the court, any regulation, any applicable stock exchange, any applicable governmental or other regulatory authority to the extent such public announcement or public statement is material and is reasonably likely to be prejudicial to the interests of the Lenders under the Loan Documents;

(d) become obliged, or take any action to knowingly permit any Person acting in concert (as defined by the Panel and the City Code) with it or its Affiliates to become obliged, to make an offer to the shareholders of the Target under Rule 9 of the City Code; and

(e) in the case of an Offer, (1) without the prior agreement of the Required Lenders, declare the Offer unconditional as to acceptances until the Minimum Acceptance Level is achieved or (2) without the prior agreement of the Required Lenders, unless required to do so by the Panel, a court of competent jurisdiction or by other applicable law, extend the Offer Unconditional Date beyond the date falling 81 days after posting of the Offer Document.

7.17 Centre of Main Interest. No Loan Party incorporated in any member state of the European Union shall cause or allow its centre of main interest (as such term is defined in the Regulation) to change from that of its jurisdiction of incorporation or establishment and shall ensure that it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05(a) (to the extent it relates to preservation of legal existence of a Loan Party), 6.10 or 6.12 or Article VII, and with respect to Section 7.01 or 7.03, such failure continues for a period of 20 days; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after such Loan Party has knowledge thereof; or

(d) Representations and Warranties. Any representation or warranty of any Loan Party, or any written certification or other material written statement of fact made or deemed made by any Loan Party or by a Responsible Officer on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made, except to the extent such representation, warranty, written certification or other written statement of fact already contains a materiality qualifier in which case an Event of Default shall exist if such representation, warranty, written certification or other written statement of fact shall be incorrect or misleading in any respect when made or deemed made; or

(e) Cross-Default. (i) The Parent or any Subsidiary (A) fails to make any payment of principal when due (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000, or (B) fails to observe or perform any other agreement or condition (including any obligation to make any payment of interest, fees or other amounts) relating to any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Parent or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Parent or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Parent or such Subsidiary as a result thereof is greater than $50,000,000; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver, compulsory manager or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver, compulsory manager or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days as to any Loan Party or 90 calendar days as to any Material Subsidiary; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days as to any Loan Party or 90 calendar days as to any Material Subsidiary, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Parent or any Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and (A) such judgments or orders have remained unsatisfied for a period of 30 days or more, (B) enforcement proceedings are commenced by any creditor upon such judgments or orders, or (C) there is a period of 30 consecutive days during which a stay of enforcement of such judgments or orders, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Parent under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000,000, or (ii) the Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000,000; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than (x) as expressly permitted hereunder or satisfaction in full of all the Obligations or (y) on or prior to the Closing Date, except as set out in any qualification in any legal opinion delivered pursuant to Section 4.01, ceases to be in full force and effect; or any Loan Party or any Subsidiary of the Parent contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received by the Administrative Agent on account of the Obligations shall, subject to the provisions of Section 2.12 be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Parent or as otherwise required by Law.

8.04 Clean-Up Period.

(a) Subject to clause (b) below, notwithstanding any other provision of any Loan Document, a matter or circumstance relating exclusively to the Target or any of its Subsidiaries in connection with the Target Acquisition which would otherwise constitute a Default or Event of Default will not constitute a Default or Event of Default (other than with respect to Sections 8.01(a) or 8.01(b) (solely with respect to Section 7.10)) during the ninety day period immediately following the Closing Date (the “Clean-Up Period”); provided that: (i) it is capable of remedy and appropriate steps are being taken to remedy it, (ii) the circumstances giving rise to it have not been procured by or approved by the Parent or any of its Subsidiaries, (iii) it would not reasonably be expected to have a Material Adverse Effect and (iv) no Event of Default of the type described in Sections 8.01(f) or (g) has occurred and is continuing in respect of the Target.

(b) If the relevant circumstances are continuing after the Clean-Up Period, there shall be a breach of representations or warranties, breach of covenant or Event of Default, as the case may be, notwithstanding the above (and without prejudice to the rights and remedies of the Lenders).

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have any rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of a property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default, as the case may be, is given in writing to the Administrative Agent by the Parent or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders and the Parent. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Parent, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Parent and such Person remove such Person as Administrative Agent and, in consultation with the Parent, appoint a successor which shall be a bank with an office in the United States, or any Affiliate of any such bank which bank has an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent, (other than as provided in Section 3.01(h) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (a) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the Bookrunner nor the Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise to, and shall, at the direction of the Required Lenders:

(a) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due to the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and such Loan Party, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate or amount of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(e) change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) change in any way the allocation of any reduction in Commitments and/or prepayments of Loans between (i) the Tranche A-1 Commitments and the Tranche A-2 Commitments or (ii) the Tranche A-1 Loan and the Tranche A-2 Loans, as applicable, in each case, without consent of the Lenders holding more than 50% of (i) the Tranche A-1 Commitments or Tranche A-1 Loans, as applicable and (ii) the Tranche A-2 Commitments or Tranche A-2 Loans, as applicable; or

(h) release the Parent from the Parent Guaranty without the written consent of each Lender (including by virtue of consenting to any assignment of the Parent Guaranty that includes a release of the Parent from its obligations thereunder);

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone and, except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Loan Parties or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Parent).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Parent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Loan Parties and the Administrative Agent may change its address, facsimile, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile, telephone number or electronic mail address for notices and other communications hereunder by notice to the Parent and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material nonpublic information with respect to the Parent or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Loan Party shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties, jointly and severally, shall pay (i) all reasonable and documented out of pocket costs and expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Arranger; provided that such counsel’s reasonable fees, charges and disbursements shall be limited to (i) one law firm acting as transaction counsel for the Administrative Agent and the Arranger and (ii) one law firm acting as special and local counsel in each applicable jurisdiction in which the Administrative Agent reasonably determines such local counsel to be necessary, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Loan Parties. The Loan Parties, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall jointly and severally indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or any use made (or proposed to be made) of proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such subagent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or any use made (or proposed to be made) of proceeds therefrom. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause

(b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts:

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender (or after the Closing Date, an Affiliate of a Lender or an Approved Fund) no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than €5,000,000 (calculated on a combined basis with respect to such Lender’s assignment of its Tranche A-1 Commitments and Tranche A-2 Commitments or Tranche A-1 Loans and Tranche A-2 Loans, as applicable) unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Parent (such consent, after the Closing Date, not to be unreasonably withheld or delayed) shall be required unless (1) during the Certain Funds Period, a Certain Funds Default has occurred and is continuing, and at any time thereafter, an Event of Default has occurred and is continuing, in each case at the time of such assignment, (2) such assignment is to a Lender (or after the Closing Date, an Affiliate of a Lender or an Approved Fund) or (3) such assignment occurs after the date on which the primary syndication has been completed but before the Closing Date, and such assignment is to a commercial or investment bank, in each case, whose senior, unsecured, long term Indebtedness has an “investment grade” rating by S&P and Moody’s, provided that the Parent shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent, after the Closing Date, not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender (or after the Closing Date, an Affiliate of such Lender or an Approved Fund with respect to such Lender).

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that only one such fee shall be payable in connection with simultaneous assignments of the applicable Lender’s Tranche A-1 Commitments and Tranche A-2 Commitments or the Tranche A-1 Loans and Tranche A-2 Loans, as applicable; provided, further, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Parent or any of the Parent’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Notwithstanding anything to the contrary set forth herein and for so long as the Tranche A-1 Commitments and Tranche A-2 Commitments or the Tranche A-1 Loans and Tranche A-2 Loans, as applicable, are outstanding, each assignment by a Lender of its (x) Tranche A-1 Commitments or Tranche A-1 Loans, as applicable, shall be made concurrently with the ratable assignment of all or a portion of such Lender’s Tranche A-2 Commitments or Tranche A-2 Loans, as applicable, and no assignment of the Tranche A-1 Commitments or Tranche A-1 Loans, as applicable, shall be made by any Lender hereunder unless such Lender makes a simultaneous ratable assignment of all or a portion of its Tranche A-2 Commitments or Tranche A-2 Loans, as applicable and (y) Tranche A-2 Commitments or Tranche A-2 Loans, as applicable, shall be made concurrently with the ratable assignment of all or a portion of such Lender’s Tranche A-1 Commitments or Tranche A-1 Loans, as applicable, and no assignment of the Tranche A-2 Commitments or Tranche A-2 Loans, as applicable, shall be made by any Lender hereunder unless such Lender makes a simultaneous ratable assignment of all or a portion of its Tranche A-1 Commitments or Tranche A-1 Loans, as applicable. Before and after any assignments of Commitments or Loans by any Lender and for so long as the Tranche A-1 Commitments and the Tranche A-2 Commitments or the Tranche A-1 Loans or the Tranche A-2 Loans, as applicable, are outstanding, (x) the ratios of such Lender’s (I) Tranche A-1 Commitments to the Aggregate Commitments and (II) Tranche A-2 Commitments to the Aggregate Commitments, shall be identical, or (ii) the ratios of such Lender’s (I) Tranche A-1 Loans to the aggregate principal amount of Loans outstanding and (II) Tranche A-2 Loans to the aggregate principal amount of Loans outstanding, shall be identical.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment, provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by each Loan Party and any Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Loan Party or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, a Defaulting Lender or the Parent or any of the Parent’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Parent’s request and expense, to use reasonable efforts to cooperate with the Parent to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with each Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Loan Parties are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(g) Certain Pledges. Any Lender may at any time, without notice to or consent of any Person, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Belgian Law Novation. For the purposes of Article 1271 et seq of the Belgian Civil Code, the parties hereto agree that upon any novation under the Loan Documents, the guarantees, indemnities, and other undertakings created by the Loan Documents shall continue for the benefit of the Lenders, their successors, transferees and assignees, as the case may be.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Parent or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Parent or (i) to the extent such Information (x) is or becomes publicly available other than as a result of a breach of this Section or (y) is or becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent or any of its Subsidiaries. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about the terms and conditions of this Agreement (excluding, in all cases, information about the present or prospective businesses of the Parent, the Target and any of their Subsidiaries, including, without limitation, any financial projections related to the Parent, the Target or any of their Subsidiaries) to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments.

For purposes of this Section, “Information” means all information received from the Parent or any Subsidiary relating to the Parent or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent or any Subsidiary, provided that, in the case of information received from the Parent or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Parent or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Parent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Parent. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement and the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement and the other Loan Documents shall become effective when they shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement and the other Loan Documents.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender (as defined below), then the Parent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the applicable Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Parent or the applicable Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) with respect to the replacement of a Non-Consenting Lender, such assignment is requested within ninety (90) days of such Lender’s failure to approve the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent to require such assignment and delegation cease to apply.

For purposes of this Section 10.13, a “Non-Consenting Lender” means a Lender that fails to approve an amendment, waiver or consent requested by any Loan Party pursuant to Section 10.01 that has received the written approval of not less than the Required Lenders but also requires the approval of such Lender.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER

JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02(a). NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW; PROVIDED, THAT NO ELECTRONIC COMMUNICATION SHALL CONSTITUTE SERVICE OF PROCESS HEREUNDER.

10.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges each of their respective Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between such Loan Party and its Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand,

(B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger, solely in their capacities as such, is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Loan Party or any of its Affiliates or any other Person and (B) neither the Administrative Agent nor the Arranger, solely in their capacities as such, has any obligation to such Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Loan Party and its Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to such Loan Party or any of its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Nothing contained herein shall relieve any Person of its written contractual obligations under the Loan Documents.

10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the PATRIOT Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

10.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the

Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

10.19 Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.20 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties related thereto, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability, if applicable;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Remainder of page is intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:	AVNET, INC.
a New York corporation

	By:	/s/ Kevin M. Moriarty
	Name:	Kevin M. Moriarty
	Title:	Senior VP and Chief Financial Officer

BORROWERS:	AVNET HOLDING EUROPE BVBA,
as the Belgian Borrower

	By:	/s/ Kevin M. Moriarty
	Name:	Kevin M. Moriarty
	Title:	Authorized Signatory

TENVA GROUP HOLDINGS LIMITED,
as the UK Borrower

	By:	/s/ Joseph Burke
	Name:	Joseph Burke
	Title:	Authorized Signatory

LENDERS:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Robert Rittelmeyer
	Name:	Robert Rittelmeyer
	Title:	Vice President

BANK OF AMERICA, N.A.,
as Lender

By:
Name:
Title:

LENDERS:	BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Lender

	By:	/s/ Arti Dighe
	Name:	Arti Dighe
	Title:	Vice President

JPMORGAN CHASE BANK, N.A.,
as Lender

By:	/s/ Peter B. Thauer
Name:	Peter B. Thauer
Title:	Managing Director

THE BANK OF NOVA SCOTIA,
as Lender

By:	/s/ Winston Lua
Name:	Winston Lua
Title:	Director

MIZUHO BANK, LTD.,
as Lender

By:	/s/ Daniel Guevara
Name:	Daniel Guevara
Title:	Authorized Signatory

BNP PARIBAS,
as Lender

By:	/s/ Brendan Heneghan
Name:	Brendan Heneghan
Title:	Director

By:	/s/ Karim Remtoula
Name:	Karim Remtoula
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION,
as Lender

By:	/s/ Brian Seipke
Name:	BRIAN SEIPKE
Title:	VICE PRESIDENT

HSBC BANK PLC,
as Lender

By:	/s/ Andrea Dann
Name:	ANDREA DANN
Title:	ASSOCIATE DIRECTOR

PNC BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Philip K. Liebscher
Name:	Philip K. Liebscher
Title:	Senior Vice President

Sumitomo Mitsui Banking Corp.,
as Lender

By:	/s/ David W. Kee
Name:	David W. Kee
Title:	Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Mark H. Halldorson
Name:	Mark H. Halldorson
Title:	Director

Commerzbank AG New York Branch,
as Lender

By:	/s/ Tom Kang
Name:	Tom Kang
Title:	Corporate Coverage, TMT - US Corporates

By:	/s/ Waqas Chaudhry
Name:	Waqas Chaudhry
Title:	Corporate Coverage, TMT - US Corporates

Bank of China, Los Angeles Branch,
as Lender

By:	/s/ Yong Ou
Name:	Yong Ou
Title:	SVP & Deputy Branch Manager

Bayerische Landesbank, New York Branch,
as Lender

By:	/s/ Rolf Siebert
Name:	/s/ Rolf Siebert
Title:	Executive Director

By:	/s/ Matthew DeCarlo
Name:	Matthew DeCarlo
Title:	Executive Director

KBC Bank N.V.,
as Lender

By:	/s/ Thomas Lerner
Name:	Thomas Lerner
Title:	Director

By:	/s/ Susan M. Silver
Name:	Susan M. Silver
Title:	Managing Director

Standard Chartered Bank,
as Lender

By:	/s/ Steven Aloupls
Name:	Steven Aloupls A2388
Title:	Managing Director Loan Syndications Standard Chartered Bank

THE NORTHERN TRUST COMPANY,
as Lender

By:	/s/ John Lascody
Name:	John Lascody
Title:	Vice President

Skandinaviska Enskilda Banken AB (publ),
as Lender

By:	/s/ Penny Neville-Park	/s/ Alison Butt
Name:	Penny Neville-Park	Alison Butt
Title:

UniCredit Bank AG, New York Branch,
as Lender

By:	/s/ Douglas Riahi
Name:	Douglas Riahi
Title:	Managing Director

By:	/s/ Priya Trivedi
Name:	Priya Trivedi
Title:	Associate Director

Branch Banking & Trust Company,
as Lender

By:	/s/ Lincoln LaCour
Name:	Lincoln LaCour
Title:	Assistant Vice President

EXHIBIT A

FORM OF LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Senior Unsecured Term Loan Credit Agreement, dated as of September 14, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Avnet Holding Europe BVBA, a private limited liability company organized under the laws of Belgium (the “Belgian Borrower”), Tenva Group Holdings Limited, a private limited company, incorporated under the laws of England (the “UK Borrower”, and together with the Belgian Borrower, each a “Borrower” and collectively, the “Borrowers”), Avnet, Inc., a New York corporation (the “Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐	A Borrowing of [Tranche A-1][1][Tranche A-2][2] Loans

☐	A continuation of [Tranche A-1][Tranche A-2] Loans

1.	On (a Business Day).

2.	In the amount of € .

3.	With an Interest Period of: days/months.

AVNET, INC.

By:
Name:
Title:

[1]	Only applicable for a Borrowing or continuation of the Tranche A-1 Loan requested by the Belgian Borrower.
[2]	Only applicable for a Borrowing or continuation of the Tranche A-2 Loan requested by the UK Borrower.

A - 1

Form of Loan Notice

EXHIBIT B

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned [(the “Belgian Borrower”)][(the “UK Borrower”)]3 hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the [Tranche A-1 Loan][Tranche A-2 Loan] made by the Lender to the [Belgian Borrower][UK Borrower] under that certain Senior Unsecured Term Loan Credit Agreement, dated as of September 14, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Avnet Holding Europe BVBA, as the Belgian Borrower, Tenva Group Holdings Limited, as the UK Borrower, Avnet, Inc., as the Parent, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The [Belgian Borrower][UK Borrower] promises to pay interest on the unpaid principal amount of the [Tranche A-1 Loan][Tranche A-2 Loan] from the date of such [Tranche A-1 Loan][Tranche A-2 Loan] until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Euros and in Same Day Funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Agreement. The [Tranche A-1 Loan][Tranche A-2 Loan] made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its [Tranche A-1 Loan][Tranche A-2 Loan] and payments with respect thereto.

The [Belgian Borrower][UK Borrower], for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[3]	Select as applicable.

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[AVNET HOLDING EUROPE BVBA][TENVA GROUP HOLDINGS LIMITED][4]

By:
Name:
Title:

[4]	Signature block to be determined based on the Borrower required to issue the Note.

Form of Note

LOAN AND PAYMENTS WITH RESPECT THERETO

Date	Amount of Loan Made (€)	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Senior Unsecured Term Loan Credit Agreement, dated as of September 14, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Avnet Holding Europe BVBA, a private limited liability company organized under the laws of Belgium (the “Belgian Borrower”), Tenva Group Holdings Limited, a private limited company, incorporated under the laws of England (the “UK Borrower”, and together with the Belgian Borrower, each a “Borrower” and collectively, the “Borrowers”), Avnet, Inc., a New York corporation (the “Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                      of the Parent, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Parent, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Parent has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Parent has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Parent ended as of the above date. Such financial statements fairly present the financial condition and results of operations of the Parent and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Parent during the accounting period covered by such financial statements.

3. A review of the activities of the Parent during such fiscal period has been made under the supervision of the undersigned with a view to determining whether any Default or

Form of Compliance Certificate

Event of Default occurred during such fiscal period. To the best knowledge of the undersigned after making such review,

[select one:]

[no Default or Event of Default has occurred (whether during such fiscal period or otherwise) and is continuing on the date hereof.]

—or—

[the following is a list of each Default or Event of Default that has occurred (whether during such fiscal period or otherwise) and is continuing on the date hereof and, in each case, the nature and status of such Default or Event of Default:]

4. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the Financial Statement Date.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,         .

AVNET, INC.

By:
Name:
Title:

Form of Compliance Certificate

Financial Statement Date:

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.10(a) – Consolidated Interest Coverage Ratio.

	A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

		1.	Consolidated Net Income for Subject Period:	$

		2.	Consolidated Interest Charges[5] for Subject Period:	$

		3.	Provision for Federal, state, local and foreign income taxes payable by the Parent and its Subsidiaries for Subject Period:	$

		4.	Depreciation and amortization expenses for Subject Period:	$

		5.	Gains or losses related to the early extinguishment of notes, bonds or other fixed income obligations for Subject Period:	$

		6.	Non-cash or non-recurring expenses of the Parent and its Subsidiaries (including non-cash expenses consisting of compensation paid in the form of Equity Interests of the Parent or its Subsidiaries and non-cash charges due to impairments recorded in such period in accordance with Financial Accounting Standards Board’s Accounting Standards Codification No. 350), reducing Consolidated Net Income for Subject Period:	$

		7.	Non-cash items increasing Consolidated Net Income for Subject Period:	$

		8.	Consolidated EBITDA (Lines I.A.1 + I.A.2 + I.A.3 + I.A.4 + I.A.5 + I.A.6 - I.A.7):	$

	B.	Consolidated Interest Charges[2] for Subject Period:		$

	C.	Consolidated Interest Coverage Ratio (Line I.A.8 ÷ Line I.B):		to 1.00

[5]	Consolidated Interest Charges are not reduced by interest income.

Form of Compliance Certificate

Minimum required: 3:00 to 1.00

II.	Section 7.10(b) – Consolidated Leverage Ratio.

	A.	Consolidated Funded Indebtedness at Financial Statement Date:	$

	B.	Consolidated EBITDA for Subject Period (Line I.A.8 above):	$

	C.	Consolidated Leverage Ratio (Line II.A. ÷ Line II.B):	to 1.00

Maximum permitted: 4:00 to 1.00

Form of Compliance Certificate

Financial Statement Date:

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA

as set forth in the Agreement)

Consolidated EBITDA		Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated Net Income

+	Consolidated Interest Charges

+	income taxes

+	depreciation and amortization expenses

+	gains or losses related to the early extinguishment of fixed income obligations

+	non-cash or non-recurring expenses reducing Consolidated Net Income

-	non-cash items increasing Consolidated Net Income

=	Consolidated EBITDA

Form of Compliance Certificate

EXHIBIT D-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]6 Assignor identified in item 1 below ([the] [each, an] “Assignor”) and [the] [each]7 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]8 hereunder are several and not joint.]9 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from [the Assignor] [the respective Assignors], subject to and in accordance with the Standard Terms and Conditions set forth in Annex I hereto and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s] [the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor] [the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the] [an] “Assigned Interest”). Each such sale

[6]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[7]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[8]	Select as appropriate.
[9]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

D -1- 1

Form of Assignment and Assumption

and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:
[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrowers: Avnet Holding Europe BVBA and Tenva Group Holdings Limited.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement.

5.	Credit Agreement: Senior Unsecured Term Loan Credit Agreement, dated as of September 14, 2016, among Avnet Holding Europe BVBA, a private limited liability company organized under the laws of Belgium, as the Belgian Borrower, Tenva Group Holdings Limited, a private limited company incorporated under the laws of England, as the UK Borrower, Avnet, Inc., a New York corporation, as the Parent, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

6.	Assigned Interest[s]:

Assignor[s][10]	Assignee[s][11]	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders[12]	Amount of Commitment/ Loans Assigned*	Assigned Percentage of Commitment/ Loans[13]	CUSIP Number
		Tranche A-1 Loans and Tranche A-2 Loans	€	€	%
		Tranche A-1 Loans and Tranche A-2 Loans	€	€	%
		Tranche A-1 Loans and Tranche A-2 Loans	€	€	%

[10]	List each Assignor, as appropriate.
[11]	List each Assignee, as appropriate.
[12]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[13]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

D -1- 2

Form of Assignment and Assumption

[7.	Trade Date: ][14]

[14]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

D -1- 3

Form of Assignment and Assumption

Effective Date:             , 20      [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][15] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][16]

AVNET, INC.

By:
Name:
Title:

[15]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[16]	To be added only if the consent of the Parent is required by the terms of the Credit Agreement.

D -1- 4

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Parent, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by any Loan Party, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the] [such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) or (b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

D -1- 5

Form of Assignment and Assumption

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

D -1- 6

Form of Assignment and Assumption

EXHIBIT D-2

ADMINISTRATIVE QUESTIONNAIRE

[See attached.]

D - 2- 1

Form Administrative Questionnaire

1 ADMINISTRATIVE QUESTIONNAIRE – (MULTICURRENCY) CONFI DENTIAL

1. Borrower or Deal Name: Avnet, Inc. (Parent); Avnet Holdings Europe BVBA, Tenva Group Holdings Limited (Borrowers)
E-mail this document with your commitment letter to: Robert Rittelmeyer E-mail address of recipient: robert.j.rittelmeyer@baml.com

2.    Legal Name of Lender of Record for Signature Page:

Markit Entity Identifier (MEI) #:

Fund Manager Name (if applicable):

Legal Address from Tax Document of Lender of Record:

Country:

Address:

City:              State/Province:              Postal Code:

3. Domestic Funding Address:	4. Eurodollar Funding Address (if different than #3):

Street Address:	Street Address:

Suite/ Mail Code:	Suite/ Mail Code:

City: State:	City: State:

Postal Code: Country:	Postal Code: Country:

5. Credit Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and State securities laws.

Primary Credit Contact:	Secondary Credit Contact:

First Name:	First Name:

Middle Name:	Middle Name:

Last Name:	Last Name:

Title:	Title:

Street Address:	Street Address:

Suite/Mail Code:	Suite/Mail Code:

City:	City:

State:	State:

Postal Code:	Postal Code:

Country:	Country:

Office Telephone #:	Office Telephone #:

Office Facsimile #:	Office Facsimile #:

Work E-Mail Address:	Work E-Mail Address:

SyndTrak E-Mail Address:	SyndTrak E-Mail Address:

Additional Syndtrak User Access: Enter E-Mail Addresses of any respective contact who should have access to Syndtrak below. SyndTrak E-Mail Addresses:

2 ADMINISTRATIVE QUESTIONNAIRE – (MULTICURRENCY) CONFI DENTIAL

Primary Operations Contact:	Secondary Operations Contact:

First: MI: Last:	First: MI: Last:

Title:	Title:

Street Address:	Street Address:

Suite/Mail Code:	Suite/Mail Code:

City: State:	City: State:

Postal Code: Country:	Postal Code: Country:

Telephone: Facsimile:	Telephone: Facsimile:

E-Mail Address:	E-Mail Address:

SyndTrak E-Mail Address:	SyndTrak E-Mail Address:

Does Secondary Operations Contact need copy of notices?    YES ☐    NO ☐

Letter of Credit Contact:	Draft Documentation Contact or Legal Counsel:

First: MI: Last:	First: MI: Last:

Title:	Title:

Street Address:	Street Address:

Suite/Mail Code:	Suite/Mail Code:

City: State:	City: State:

Postal Code: Country:	Postal Code: Country:

Telephone: Facsimile:	Telephone: Facsimile:

E-Mail Address:	E-Mail Address:

6. Currencies and Jurisdictions in Transaction:

PLEASE CHECK BOX OF THE CURRENCIES YOUR INSTITUTION CAN FUND UNDER THIS TRANSACTION:
☐ USD	☐	☐
☐ EUR	☐	☐
☐	☐	☐
☐	☐	☐

PLEASE CHECK BOX IF YOUR INSTITUTION CAN FUND UNDER THE FOLLOWING JURISDICTIONS:
☐ USA	☐	☐
☐ UK	☐	☐
☐ Belgium	☐	☐
☐	☐	☐

7.  Lender’s Payment Instructions:

Please input payment instructions for each respective currency referenced within Section 6 above in fields below. If your respective institution is unable to fund any of the above currencies, please inform e-mail recipient identified in Section 1 of this Administrative Questionnaire Form immediately. If submitting payment instructions under separate cover, please indentify below.

Are Lender Payment Instructions attached separately?    YES ☐    NO ☐

If NO, please complete payment instructions on next page.

3 ADMINISTRATIVE QUESTIONNAIRE – (MULTICURRENCY) CONFI DENTIAL

Currency: US Dollars	Currency:

Bank Name:	Bank Name:

ABA #:	SWIFT #:

City: State:	Country:

Account #:	Account #:

Account Name:	Account Name:

Attention:	FCC Account #:

FCC Account Name:

Attention:

Currency:

Bank Name:

SWIFT #:	Currency:

Country:	Bank Name:

Account #:	SWIFT #:

Account Name:	Country:

FCC Account #:	Account #:

FCC Account Name:	Account Name:

Attention:	FCC Account #:

FCC Account Name:

Currency:	Attention:

Bank Name:

SWIFT #:	Currency:

Country:	Bank Name:

Account #:	SWIFT #:

Account Name:	Country:

FCC Account #:	Account #:

FCC Account Name:	Account Name:

Attention:	FCC Account #:

FCC Account Name:

Currency:	Attention:

Bank Name:

SWIFT #:

Country:	Currency:

Account #:	Bank Name:

Account Name:	SWIFT #:

FCC Account #:	Country:

FCC Account Name:	Account #:

Attention:	Account Name:

FCC Account #:

FCC Account Name:

Attention:

4 ADMINISTRATIVE QUESTIONNAIRE – (MULTICURRENCY) CONFI DENTIAL

8. Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to

    Bank Name:

    ABA #:

    City:                      State:

    Account #:

    Account Name:

    Attention:

    Use Lender’s US Dollars Wire Payment Instructions in Section #6 above?    YES ☐     NO ☐

9. Lender’s Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN):           -

Tax Withholding Form Delivered to Bank of America (check applicable one):

W-9   ☐         W-8BEN ☐        W-8ECI ☐        W-8EXP ☐        W-8IMY ☐

Tax Contact:

First:                      MI:                      Last:

Title:

Street Address:

Suite/ Mail Code:

City:                      State:

Postal Code:                      Country:

Telephone:                      Facsimile:

E-Mail Address:

SyndTrak E-Mail Address:

NON–U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

5 ADMINISTRATIVE QUESTIONNAIRE – (MULTICURRENCY) CONFI DENTIAL

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

*Additional guidance and instructions as to where to submit this documentation can be found at this link

EXHIBIT E-1

FORM OF OPINION OF COVINGTON & BURLING LLP, AS SPECIAL COUNSEL TO THE LOAN PARTIES

[See attached.]

E- 1- 1

Form of Opinion of Covington and Burling, as Special Counsel to the Loan Parties

[Letterhead of Covington & Burling LLP]

[●], 2016

Bank of America, N.A., as Administrative Agent,

and the Lenders party to the Credit Agreement

referred to below

1455 Market Street, 5th Floor

San Francisco, California 94103

Ladies and Gentlemen:

We have acted as special New York counsel to Avnet Holding Europe BVBA, a private limited liability company organized under the laws of Belgium with registered number RPR Brussel 0826.379.919 (the “Belgian Borrower”), Tenva Group Holdings Limited, a private limited company, incorporated under the laws of England with registered number 08754845 (the “UK Borrower,” and together with the Belgian Borrower, each a “Borrower,” and together, the “Borrowers”), and Avnet, Inc., a New York corporation (the “Parent,” and together with the Borrowers, the “Loan Parties”), in connection with the Senior Unsecured Term Loan Credit Agreement, dated the date hereof (the “Credit Agreement”), among the Loan Parties, each lender from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (the “Administrative Agent”). This letter is delivered to you pursuant to Section 4.01(a)(iv)(A) of the Credit Agreement.

We have reviewed (i) the Credit Agreement, (ii) the Guaranty Agreement, dated as of the date hereof (the “Parent Guaranty,” and together with the Credit Agreement, each a “Document” and together the “Documents”), by the Parent in favor of the Administrative Agent and the Lenders, and (iii) such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion.

We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that each Loan Party, each Lender and the Administrative Agent has duly authorized, executed and delivered the Documents to which it is a party and that the Credit Agreement is the valid and binding obligation of the Administrative Agent and each Lender party thereto, enforceable against each in accordance with its terms. We have assumed further that each Loan Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent the concept of “good standing” exists under the laws of England and Belgium) and has all requisite power, authority and legal right to execute, deliver and perform its obligations under the Documents to which it is a party. We have assumed further that the execution and delivery of the Documents by the Loan Parties and the performance by the Loan Parties of their obligations thereunder do not and will not violate or contravene any judgment, order, or decree issued by any court, arbitrator or governmental or regulatory authority, or conflict with or result in a breach of, or constitute a default under, any contract or other instrument binding on or affecting the Loan Parties or any of their properties or assets. We have assumed further the accuracy of the representations and, for purposes of the opinions set forth in paragraphs 3 and 5, compliance by the Loan Parties with the covenants set forth in Articles V, VI and VII of the Credit Agreement, including, without limitation, Sections 5.14 and 7.09. We have made no investigation for the purpose of verifying the assumptions set forth herein.

With respect to certain matters of New York law, we note that you are relying on an opinion of the Vice President and Corporate Secretary of the Parent, dated as of even date herewith, delivered to you pursuant to Section 4.01(a)(iv)(B) of the Credit Agreement. With respect to all matters of Belgian law, we note that you are relying on an opinion of NautaDutilh SPRL, dated as of even date herewith, delivered to you pursuant to Section 4.01(a)(iv)(C) of the Credit Agreement. With respect to all matters of English law, we note that you are relying on an opinion of Covington & Burling LLP, dated as of even date herewith, delivered to you pursuant to Section 4.01(a)(iv)(D) of the Credit Agreement. Our opinions herein are subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinions.

We have relied as to certain matters on information obtained from officers of the Loan Parties and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualifications and assumptions set forth below, we are of the opinion that, insofar as the law of the State of New York and the Federal law of the United States of America are concerned:

1. Each Document constitutes the valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

2. No consent, approval, authorization or other action by or filing with any governmental agency or instrumentality of the State of New York or the United States of America is required on the part of any of the Loan Parties for the execution and delivery of any Document to which any such Loan Party is a party or the consummation of the transactions contemplated thereby in accordance with the terms thereof (including, without limitation, the payment of Obligations (as defined in the Credit Agreement) when due and payable under the Credit Agreement, and the delivery of borrowing notices and other financial information set forth therein).

3. The execution and delivery by each Loan Party of each Document to which such Loan Party is a party and the consummation by such Loan Party of the transactions contemplated thereby in accordance with the terms thereof (including, without limitation, the payment of Obligations (as defined in the Credit Agreement) when due and payable under the Credit Agreement, and the delivery of borrowing notices and other financial information set forth therein) do not violate any New York or Federal statute, law, rule or regulation known to us to which such Loan Party is subject.

4. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5. Neither the financing as contemplated by the Credit Agreement nor the use of the proceeds thereof by the Loan Parties as described in the Credit Agreement will violate Regulation U of the Board of Governors of the Federal Reserve System.

The foregoing opinion is subject to the following qualifications:

(a) We express no opinion as to:

(i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law;

(ii) releases or waivers of unmatured claims or rights;

(iii) indemnification, contribution or exculpation provisions, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy;

(iv) provisions for liquidated damages and penalties, penalty interest and interest on interest;

(v) provisions purporting to require a prevailing party in a dispute to pay attorneys’ fees and expenses, or other costs, to a non-prevailing party;

(vi) provisions purporting to supersede equitable principles, including provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received;

(vii) provisions purporting to make a party’s determination conclusive;

(viii) restrictions upon transfers, pledges or assignments of a party’s rights under the Documents;

(ix) exclusive jurisdiction or venue provisions;

(x) provisions purporting to determine the rate at which judgments in currencies other than United States Dollars would be translated into United States Dollars or vice-versa; or

(xi) provisions in the Documents requiring compliance with, or referring to, (A) the terms of any agreement or other instrument that is not a Document or (B) any law other than the law of the State of New York or the Federal law of the United States of America.

(b) We express no opinion as to any right of setoff, netting, bankers lien or counterclaim or right to the application of property in the possession or control of the Administrative Agent or any Lender.

(c) We express no opinion as to the conclusive effect or enforceability of a foreign country judgment in a state or Federal court in the United States of America.

(d) Except as set forth in paragraphs 4 and 5, we express no opinion as to any Federal or state securities or Blue Sky laws, commodities laws or insurance laws or as to any anti-fraud laws.

(e) We express no opinion on Regulation T or X of the Board of Governors of the Federal Reserve System.

(f) We express no opinion as to any tax laws or the Employee Retirement Income Security Act of 1974, as amended.

(g) We express no opinion as to any legal requirements or restrictions applicable to the Administrative Agent or any Lender.

(h) Our opinions in paragraphs 2 and 3 above are limited to laws and regulations normally applicable to transactions of the type contemplated by the Documents and do not extend to laws or regulations relating to, or to licenses, permits, approvals and filings necessary for, the conduct of the Loan Parties’ business, or to any environmental laws or regulations.

We are members of the bar of the District of Columbia and the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York and the Federal law of the United States of America.

This letter is given solely for your benefit and may not be disclosed to or relied upon by any other person without our written consent, except that (a) you may permit any person acquiring a participation in, or an assignment of, any interest in the obligations of the Loan Parties under the Credit Agreement to rely on this opinion as of the date hereof as if it were addressed to such person and (b) this letter may be disclosed to a bank examiner or other governmental official having regulatory authority over the Administrative Agent or any Lender or as otherwise required by applicable law, regulation or legal process.

Very truly yours,

EXHIBIT E-2

FORM OF OPINION OF VICE PRESIDENT AND CORPORATE SECRETARY OF THE PARENT

[See attached.]

E- 2- 1

Form of Opinion of Vice President and Corporate Secretary of the Parent

[Letterhead of Avnet, Inc.]

[●], 2016

Bank of America, N.A., as Administrative Agent,

and the Lenders party to the Credit Agreement

referred to below

1455 Market Street, 5th Floor

San Francisco, California 94103

Re: Avnet, Inc. — Senior Unsecured Term Loan Credit Agreement dated as of September 14, 2016

Ladies and Gentlemen:

I am a vice president, assistant general counsel and the corporate secretary of Avnet, Inc., a New York corporation (the “Parent”). I am rendering this opinion in connection with the Senior Unsecured Term Loan Credit Agreement, dated the date hereof (the “Credit Agreement”), among Avnet Holding Europe BVBA, a limited liability company organized under the laws of Belgium (the “Belgian Borrower”), Tenva Group Holdings Limited, a private limited company organized under the laws of England (the “UK Borrower” and together with the Belgian Borrower, each a “Borrower” and together, the “Borrowers”) and the Parent (the Parent, together with the Borrowers, are hereinafter referred to as the “Loan Parties”), each lender party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (the “Administrative Agent”).

For purposes of rendering this opinion, I have reviewed and examined the originals, or copies identified to my satisfaction as being true and complete copies of the originals, of the following documents and instruments:

(i) the Credit Agreement, including the Schedules and Exhibits thereto;

(ii) the Guaranty Agreement, dated as of the date hereof (the “Parent Guaranty” and together with the Credit Agreement, each a “Document” and collectively the “Documents”), by the Parent in favor of the Administrative Agent and the Lenders; and

(iii) such other documents, certificates, instruments, corporate records and other statements of governmental officials, officers of the Loan Parties and others as I have deemed necessary or advisable to enable me to render the opinions set forth herein.

I have assumed without independent investigation that the signatures on all documents examined by me (other than those of the Loan Parties on the Documents) are genuine; all individuals executing such documents had all requisite legal capacity and competency; the documents submitted to me as originals are authentic and the documents submitted to me as certified or reproduction copies conform to the originals; each party to the

Credit Agreement (other than the Parent) has all requisite power and authority to execute, deliver and perform its obligations under the Credit Agreement; and the execution and delivery of such Credit Agreement by each party thereto (other than the Parent) and performance by such party of its obligations thereunder have been duly authorized by all necessary corporate or other action.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that:

1. The Parent is a validly existing corporation in good standing under the laws of the State of New York and has all requisite corporate power to execute, deliver and perform its obligations under the Documents.

2. The execution and delivery by the Parent of the Documents and the performance of its obligations thereunder have been duly authorized by all necessary corporate action. The Documents have been duly executed and delivered by the Parent.

3. The execution, delivery and performance by each Loan Party of the Documents do not (i) violate (A) the Organization Documents of the applicable Loan Party or (B) any order, judgment or decree binding on the applicable Loan Party, (ii) in the case of the Parent, result in a breach of or default under any contract of the Parent filed as an exhibit to the Parent’s periodic reports under the Securities Exchange Act of 1934, as amended, or result in or require the creation or imposition of any lien or encumbrance upon any assets of the Parent under any such contract, or (iii) in the case of each Borrower, result in a breach of default under any material contract of the Borrower, or result in or require the creation or imposition of any lien or encumbrance upon any assets of the Borrower under any such material contract.

4. To my knowledge, there is no action, suit or proceeding pending against or threatened against or affecting the Loan Parties before any court, governmental or regulatory authority or arbitrator, which if adversely determined would question, either individually or collectively, the validity of the Documents, or any of the transactions contemplated thereby.

I am admitted to practice in the State of New York and express no opinion as to matters governed by any laws other than the laws of the State of New York. This opinion is limited to the effect of the present state of the laws of the State of New York. I assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

This opinion is rendered only to you and solely for your benefit in connection with the transactions contemplated by the Credit Agreement. This opinion may not otherwise be relied upon, or furnished, quoted or copied, in whole or in part, by you to or by any other person or entity (other than an assignee or participant of yours) for any purpose or in any other context, without my prior written consent; provided, that you may provide this opinion (i) to bank examiners and other regulatory authorities should they so request in connection with their normal examinations or should such disclosure otherwise be required under applicable law, (ii) to your independent auditors and attorneys, (iii) pursuant to order or legal process of any court or governmental agency, (iv) in connection with any legal action to which you are a party arising out of the transactions contemplated by the Credit Agreement or (v) the proposed assignee of or participant in your interest under the Credit Agreement.

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Very truly yours,

Michael McCoy
Vice President, Assistant General Counsel and Corporate Secretary
Avnet, Inc.

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EXHIBIT E-3

FORM OF OPINION OF NAUTADUTILH SPRL, AS LOCAL COUNSEL TO THE BELGIAN BORROWER

[See attached.]

E- 3- 1

Form of Opinion of NautaDutilh SPRL, as local counsel to the Belgian Borrower

Chaussée de la Hulpe 120 1000 Bruxelles T +32 2 566 80 00 F +32 2 566 80 01	Brussels, 2016 To: The Addressees listed in Exhibit B

Ladies and Gentlemen,

Re: Avnet Holding Europe BVBA

We have acted as special legal counsel as to Belgian law to the Addressees in connection with the execution and delivery by the Company of the Opinion Document. This opinion is rendered to you in compliance with Section 4.01 of the Opinion Document.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. Capitalised terms used and not otherwise defined in this opinion shall have the respective meanings assigned to them in the Opinion Document, unless the context otherwise requires.

The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is addressed solely to the Addressees. It may only be relied upon by the Addressees in connection with the Opinion Document. Its contents may not be quoted, otherwise included, summarised or referred to in any publication or document or disclosed to any other party, in whole or in part, for any purpose, without our prior written consent, except that a copy of this opinion letter may be disclosed on a non-reliance basis (a) to the extent required by any applicable law or regulation; (b) to any counsel, accountant or other professional advisor of the Addressees; (c) to any regulatory authority having jurisdiction over an Addressees; (d) to any prospective assignee or participant of the Addressees; (e) any future assignee of any Lender’s interest in the loans under the Credit Agreement pursuant to an assignment that is made and consent to in accordance with the express provisions of Section 10.06 of the Credit Agreement; (f) in connection with any actual or potential dispute or claim to which an Addressee is a party, in each case for the purposes of information only on the strict understanding that NautaDutilh assumes no duty or liability whatsoever to any such recipient as a result or otherwise. This opinion letter does not purport to address all matters of Belgian law that may be of relevance to the Addressees with respect to the Opinion Document. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in the Opinion

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Document or any other document reviewed in connection with this opinion letter, except as expressly confirmed in this opinion letter.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon the Opinion Document and the Corporate Documents. We have not investigated or verified any factual matter disclosed to us in the course of our review. We have not been involved in structuring, drafting or negotiating the Opinion Document.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of Belgium, and, insofar as they are directly applicable in Belgium, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of Belgian courts, the General Court and the Court of Justice of the European Union. Except if expressly stated otherwise hereunder, we do not express any opinion on Belgian or European competition law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform the Addressees of, any developments and/or changes of Belgian or European law subsequent to today’s date.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Belgian law. This opinion letter may only be relied upon by the Addressees, and our willingness to render this opinion letter is based, on the condition that the Addressees accept and agree that (i) the courts of Brussels have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) all matters related to the legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Belgian law, (iii) any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned, and (iv) no person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Belgian legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Belgian legal concepts described by the English terms.

We have not assisted you in any way in relation to the Opinion Document; on those matters you have been separately advised by your own external counsel.

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We accept a duty of care to you in relation to the matters opined on in this opinion letter, but the giving of this opinion letter is not to be taken as implying that we owe you any wider duty of care in relation to the transaction or the content of the Opinion Document and their commercial and financial implications. Notwithstanding the provision of this opinion letter, we expressly reserve the right to represent our client (if it so requests) in relation to any matters affecting the Opinion Document at any time in the future (whether or not you retain separate advisers on any such matter), and the fact that we have provided this opinion to you shall not be deemed to have caused us to have any conflict of interest in relation to the giving of any such advice. We shall have no obligation to advise you on any of the matters referred to in this opinion letter. The provision of this opinion letter to you does not create or give rise to any client relationship between our firm and you.

Assumptions

For the purposes of this opinion letter, we have assumed that:

a.	all documents reviewed by us as originals are complete and authentic; all documents reviewed by us as drafts of documents or as fax, photo or electronic copies of originals are in conformity with the executed originals thereof and such originals are complete and authentic and the signatures thereon are the genuine signatures of the persons purporting to have signed the same;

b.	no defects attach to the incorporation of the Company and the Instrument of Incorporation refers to a valid notarial deed (authentieke akte / acte authentique) which has been executed by or on behalf of a civil law notary (notaris / notaire) who had the power and authority to execute such instrument;

c.	the information recorded in the Articles of Association is correct as of the date thereof and since that date they have not been amended; although not conclusive, there is nothing in the Publications that contradicts this;

d.	the Publications, the Share Register, the Extract and the Excerpt are complete, correct and up-to-date;

e.	the principal place of business (voornaamste vestiging / établissement principal), the place of effective management and (for the purposes of the Insolvency Regulation) the centre of main interest of the Company are located in Belgium;

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f.	the resolutions recorded in the Board Resolutions are in full force and effect, correctly reflect the resolutions passed thereby and have been taken at a validly convened meeting of the board of managers (college van zaakvoerders / collège de gestion) of the Company, the managers of which were validly appointed; the managers who attended and voted at the meeting where the Board Resolutions were adopted have complied with all applicable provisions of Article 259 of the Belgian Company Code dealing with conflicts of interests; the factual statements made and the confirmations given in the Board Resolutions are complete and correct;

g.	the Power of Attorney (i) is in full force and effect, and (ii) under any applicable law other than Belgian law, validly authorises the person or persons purported to be granted power of attorney, to represent and bind the Company vis-à-vis the other parties to the Opinion Document with regard to the transactions contemplated by and for the purposes stated in the Opinion Document;

h.	each of the parties to the Opinion Document (other than the Company) has:

(i)	been duly incorporated or formed and is validly existing as a legal entity;

(ii)	the corporate power to enter into the Opinion Document and to perform its obligations thereunder;

(iii)	taken all necessary corporate action in connection with the entering into the Opinion Document; and

(iv)	validly signed the Opinion Document;

i.	each of the parties to the Opinion Document (other than the Company) complies with the requirements under Belgian law, or any foreign law applicable to it, for the execution by it of the Opinion Document and the performance by it of its obligations thereunder;

j.

none of the parties to the Opinion Document has (i) been dissolved (ontbonden / dissoute) or resolved to enter into liquidation (vereffening / liquidation), (ii) ceased to exist pursuant to a merger (fusie / fusion) or a division (splitsing / scission), (iii) had its assets placed under administration (onder bewind gesteld / placée sous administration), (iv) ceased to pay its debts as they fall due (staking van betaling / cessation

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de paiement), (v) filed an application for or been subject to proceedings for bankruptcy (faillissement / faillite) or judicial reorganisation (gerechtelijke reorganisatie / réorganisation judiciaire), (vi) been declared bankrupt (failliet verklaard / déclarée en faillite), or (vii) been made subject to any other insolvency proceedings or similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets, and none of the parties to the Opinion Document is subject to measures such as the appointment of a provisional administrator (voorlopig bewindvoerder / administrateur provisoire) or sequestrator (sekwester / séquestre) or similar proceedings in any jurisdiction; although not conclusive, there is nothing in the Publications, the Extract or the Excerpt that contradicts this with respect to the Company;

k.	the Opinion Document has been entered into, delivered and executed in each of the parties’ individual corporate interests, for bona fide commercial reasons, without fraudulent intent and on arm’s-length commercial terms by each of the parties thereto;

l.	the obligations undertaken by the parties thereto under the Opinion Document (i) do not violate the legal speciality principle of such party, (ii) fall within such party’s corporate purpose and (iii) meet such party’s corporate interest;

m.	none of the parties to the Opinion Document (other than the Company) benefits from any right of immunity from legal proceedings or the enforcement of judgments or arbitral awards in relation to the Opinion Document;

n.	no moneys borrowed under the Opinion Document have been or will be used to finance or refinance in whole or in part an acquisition of or subscription to the Company’ shares, profit shares and/or certificates relating to any of these and the security interests or guarantee granted by the Company under or pursuant to the Opinion Document have not been granted in view of the direct or indirect acquisition or subscription of any of the Company’s shares, profit shares and/or certificates relating to any of these;

o.

under any applicable law (other than Belgian law) (i) the Opinion Document constitutes the legal, valid and binding obligations of the parties thereto, enforceable against them in accordance with its terms, (ii) the choice of law clause in the Opinion Document constitutes a legal, valid and binding choice of law, and (iii) the agreement conferring

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jurisdiction in the Opinion Document constitutes a legal, valid and binding agreement conferring jurisdiction;

p.	all conditions precedent to the effectiveness of the Opinion Document have been satisfied or waived;

q.	none of the parties to the Opinion Document has entered into special arrangements (which are not apparent from the face of the Opinion Document or which have not been disclosed to us) which would derogate from or have an impact on the provisions of the Opinion Document;

r.	the Company falls within the scope of accounting consolidation at the level of Avnet, Inc. This is confirmed by the Back-Up Certificate;

s.	based on the consolidated figures of Avnet, Inc., all of the thresholds set out in Article 15, §1 of the Belgian Company Code are exceeded, i.e. (a) the Avnet Consolidated Group has more than 50 employees at all times; (b) the annual turnover, excluding VAT, of the Avnet Consolidated Group is more than EUR 9,000,000; and (c) the Avnet Consolidated Group has a total balance sheet of more than EUR 4,500,000; we understand that this is confirmed by the Group Annual Report; and

t.	none of the opinions stated in this opinion letter will be affected by any foreign law.

Opinions

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Company has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid / société privée à responsabilité limitée.

Corporate Power

2.	The Company has the corporate power to enter into the Opinion Document and to perform its obligations thereunder. The Company does not violate any provision of its Articles of Association by entering into the Opinion Document or performing its obligations thereunder.

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Corporate Action

3.	The Company has taken all corporate action required by its Articles of Association and Belgian law in connection with entering into the Opinion Document and the performance of its obligations thereunder.

Valid Signing

4.	The Opinion Document has been validly signed by the Company.

Choice of Law

5.	A Belgian court will recognise the choice of the law of the State of New York to govern the contractual obligations of the Company under the Opinion Document.

No Violation of Law

6.	The entering into of the Opinion Document by the Company does not in itself result in a violation of Belgian law that would affect the enforceability of the Opinion Document against it in Belgium.

No Authorisations, Consents or Approvals

7.	No authorisation, consent, approval, licence or order from or notice to or filing with any regulatory or other authority or governmental body of Belgium is required by the Company in connection with its entering into the Opinion Document or the performance of its contractual obligations thereunder, which, if not obtained or made, would affect the enforceability of the Opinion Document against it in Belgium.

Jurisdiction

8.	The agreement conferring jurisdiction in the Opinion Document will be recognised under Belgian law, and, if applicable, given effect to by a Belgian court.

Enforcement of Judgments

9.	A final and enforceable judgment of the courts of the State of New York (United States) sitting in New York County and of the United States District Court of the Southern District of New York, and in any appellate Court thereof, will be recognised and enforced in Belgium, without re-litigation of the dispute in question.

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Immunity

10.	The Company has the power to sue or to be sued in its own name.

11.	The Company cannot claim immunity from the enforcement of judgments of the competent Belgian courts.

Qualification to do Business

12.	It is not necessary under the laws of Belgium (a) in order to enable the Addressees or any of them to enforce their rights under the Opinion Document or (b) solely by reason of entering into any of the Opinion Document, that any of them be licensed, qualified or otherwise entitled to carry on business in Belgium.

No Residence

13.	The Addressees are not and will not be deemed to be resident, domiciled, carrying on business or subject to taxation in Belgium by reason only of the signing and/or enforcement of the Opinion Document or the performance by the Company of its obligations thereunder.

Registration and Stamp Duties

14.	No stamp, registration or similar documentary taxes or duties are payable in Belgium in respect of the execution of the Opinion Document as a condition to the legality or validity thereof or the admissibility in evidence thereof in the Belgian courts.

No application of SME Financing Act

15.	The SME Financing Act does not apply to the credit granted to the Company pursuant to the Opinion Document.

Qualifications

The opinions expressed above are subject to the following qualifications:

A.	As Belgian lawyers we are not qualified or able to assess the true meaning and purport of the terms of the Opinion Document under the applicable law and the obligations of the parties thereto and we have made no investigation of such meaning and purport. Our review of the Opinion Document and of any other documents subject or expressed to be subject to any law other than Belgian law has therefore been limited to the terms of such documents as they appear to us on their face.

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B.	The opinions expressed in this opinion letter may be limited or affected by:

(i)	any applicable bankruptcy, insolvency, judicial reorganisation (gerechtelijke reorganisatie / réorganisation judiciaire), moratorium, liquidation or other laws or procedures now or hereinafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally, including the Insolvency Regulation; in particular, but without limitation, Belgian law provides that any provision in an agreement, which triggers the automatic termination of such agreement by reason of the application for or grant of a judicial reorganisation is without effect;

(ii)	the provisions of fraudulent preference and fraudulent conveyance (actio pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

(iii)	claims based on tort (onrechtmatige daad / acte délictuel);

(iv)	sanctions and measures implemented or effective in Belgium under European Union regulations;

C.	The term “enforceable” used in this opinion means that the relevant obligations are generally enforced by Belgian courts. It does not mean that those obligations will necessarily be enforced under all circumstances in accordance with their terms and conditions, and nothing in this opinion must be taken as indicating that such obligations would be specifically enforceable or that injunctive relief would be available as a remedy for the enforcement of such obligations.

D.	The opinions expressed in this opinion letter may be limited or affected by the rules of force majeure (overmacht / force majeure), suspension (opschorting / suspension), dissolution (ontbinding / dissolution), good faith (goede trouw / bonne foi), abuse of law (rechtsmisbruik / abus de droit), set-off (verrekening / compensation) and other defences afforded by Belgian law to obligors generally. In addition, the Opinion Document may be held to be null and void if it was caused, obtained or affected by fraud, mistake (dwaling / erreur), misrepresentation (bedrog / dol), undue influence, duress (geweld / violence), or a violation of a principle of public policy or morality. In addition, the enforcement of the Opinion Document is subject to prescription or limitation periods.

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E.	Notwithstanding anything to the contrary provided in the Opinion Document:

(i)	any contractual obligation may be amended orally or by consent of the parties thereto;

(ii)	a Belgian court may decline to give effect to a provision which stipulates that the invalidity of a provision of a contract will not invalidate any other provision thereof, if the court is of the opinion that the invalid provision in question constitutes an essential element of such contract;

(iii)	a provision contained in a contract to the effect that failure to exercise or delay in exercising any right or remedy shall not operate as a waiver of such rights or remedies, may not be effective;

(iv)	a provision in a contract to the effect that such contract or any provisions thereof shall be binding on the successors or assigns of any party thereto, may not be valid in the absence of an agreement to that effect with any such successor or assign;

(v)	a Belgian court may reduce stipulated damages and a stipulated penalty upon the demand of the obligor if it is evident that fairness so requires;

(vi)	Belgian courts may grant payment terms to debtors in exceptional circumstances and, more generally, periods of grace for the performance of its obligations may be granted by the courts to a debtor who has acted in good faith;

(vii)	an obligation not to transfer or dispose of an asset may not be effective as against third parties acquiring such asset;

(viii)	where any party to an agreement or undertaking is vested with discretion or may determine a matter in its opinion, Belgian courts may require that such discretion be exercised reasonably or that such an opinion be based on reasonable grounds;

(ix)	obligations will not necessarily be enforced in all circumstances and any particular remedy will not necessarily in all cases be available, as Belgian courts may not grant remedies such as specific performance (uitvoering in natura / exécution en nature) or injunctions or, as the case may be, enforce provisions of agreements in accordance with their terms in all circumstances, but may instead award damages and compensation, especially in the case of obligations to do something (verbintenissen om iets te doen / obligations de faire), about which specific performance may not be granted;

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(x)	a determination, designation, calculation or certificate as to any matter provided for in a contract might, in certain circumstances, be held by a Belgian court not to be final, conclusive and binding (for example, if it could be shown to have an unreasonable or arbitrary basis or not to have been reached in good faith) notwithstanding the provisions of the relevant contract.

F.	The information contained in the Publications, the Share Register, the Extract and the Excerpt does not constitute conclusive evidence of the facts reflected in them.

G.	A power of attorney or mandate can be revoked ad nutum (i.e. without any prior motive or without any reason) by the principal, except if it is limited in time and/or it relates to specific matters, in which case it can be made irrevocable. A power of attorney does not affect the authority of the principal to perform the actions within its scope. Any appointment of an attorney usually terminates upon bankruptcy of the principal. However, some Belgian case law and scholarship accept that a power of attorney survives the bankruptcy of the principal if it has been granted in the common interest of the principal and the attorney or a third party, without prejudice to the trustee in bankruptcy’s right to terminate the power of attorney.

H.	Provisions providing for interest to accrue on overdue interest may be held to be unenforceable unless all conditions set out in Article 1154 of the Belgian Civil Code are met; Article 1154 provides that interest may only accrue on overdue interest to the extent that such interest has been overdue for at least one calendar year and provided the debtor is put on notice by a judicial summons or specifically agrees at the relevant time to such interest being due.

Article 1907, third paragraph of the Belgian Civil Code prohibits an increase of interest in case of late payment by more than 0.5% per year on the outstanding principal amount.

Article 1907bis of the Belgian Civil Code limits the amount of indemnity which can be charged upon total or partial prepayment, to six months of interest on the amount prepaid, at the interest rate set by the agreement.

Article 1907ter of the Belgian Civil Code provides that if the interest rate obviously exceeds a “normal” interest rate and the risks on the loan, a

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court may upon request of the borrower reduce the interest rate set by the agreement.

It may not be excluded that a Belgian court would consider these provisions to be overriding mandatory provisions of Belgian law and may therefore be applied by a Belgian court in derogation of the relevant provisions of the Opinion Document. We are however of the view that such risk of invalidation is remote since these provisions are generally considered to be of a mandatory nature only (and not of an overriding mandatory or public policy nature).

I.	With regard to the choice of law contained in the Opinion Document, Belgian courts (i) may apply provisions of the law of another country which cannot be derogated from by agreement, where all other elements relevant to the situation at the time of the choice of law are located in that other country; (ii) may apply overriding mandatory provisions of Belgian law; (iii) may apply overriding mandatory provisions of the law of the country where the obligations arising out of the Opinion Document have to be or have been performed; (iv) may refuse the application of provisions of the laws chosen under the Opinion Document, if such application is manifestly incompatible with the public policy (openbare orde / ordre public) of Belgium and (v) in relation to the manner of performance and the steps to be taken in the event of defective performance, may have regard to the law of the country in which performance takes place.

J.	The law applicable to any non-contractual obligations arising out of or in connection with the Opinion Document will be determined in accordance with (i) the Rome II Regulation, provided that the relevant non-contractual obligation is within the scope of the Rome II Regulation, or (ii) the other laws applicable to the non-contractual obligations.

K.	An agreement conferring jurisdiction may be ignored pursuant to the Brussels I Regulation (recast), the Lugano II Convention, any instrument or national legislation referred to in Article 67 of the Brussels I Regulation (recast) or the Lugano II Convention, or limited exceptions contained in the Belgian PIL Code.

L.

A judgement obtained in the courts of the State of New York (United States) sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate Court from any thereof, will be recognised and declared enforceable in Belgium subject

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to and in accordance with the Belgian rules and procedures set out in the PIL Code. In that regard, the PIL Code provides that such judgement will be recognised and be declared enforceable by Belgian courts (subject to submission of a copy of the foreign judgement that satisfies the conditions necessary for its authenticity, an original or certified copy of the introductory writ of summons or equivalent document if the foreign judgement was granted without the defendant appearing and any document showing that the foreign judgement is enforceable and has been notified to the defendant, or such other documents as the court deems sufficient) without investigation of the merits of the case, unless (a) the effect of recognising this foreign judgement or declaring it enforceable would be manifestly incompatible with public policy principles or public law in Belgium, (b) due process has not been observed, (c) this foreign judgement was obtained solely to circumvent the application of laws that mandatorily apply on the basis of Belgian conflict of law rules, (d) this foreign judgement is not final, (e) this foreign judgement is incompatible with a previous judgement rendered either in Belgium or, if subject to potential recognition in Belgium, abroad, (f) the claim resulting in the foreign judgement was introduced after the introduction of a claim in Belgium that is still pending in Belgium between the same parties and with the same subject-matter, (g) the Belgian courts have exclusive jurisdiction to determine the matter, (h) the court that rendered this foreign judgement obtained jurisdiction solely by reason of the presence in the jurisdiction of that court of the plaintiff or of assets not directly linked to the dispute, (i) the foreign judgement conflicts with the parties’ rights in a collective insolvency procedure as provided in the PIL Code, or (j) the recognition goes against any other reasons of refusal of recognition or enforcement designated in the PIL Code.

M.	A Belgian court may demand that documents submitted as evidence be translated into the language of the proceedings (i.e. French, Dutch or German) by a sworn translator.

N.	A Belgian court may, notwithstanding any provision to the contrary in any of the Opinion Document, assume jurisdiction if:

(i)	they consider that a judgment obtained in a U.S. federal or state court will not be recognised or implemented by the Belgian courts;

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(ii)	they consider that the proceedings are closely related to proceedings for which the Belgian courts have jurisdiction and it is expedient to hear and determine them together in order to avoid irreconcilable judgments;

(iii)	the case has close ties to Belgium and the Belgian courts consider that it would be impossible or unreasonable to initiate proceedings abroad; or

(iv)	the plaintiff is seeking provisional relief in summary proceedings or files a request for levy of an attachment.

O.	Foreign plaintiffs may be required, at the request of a Belgian defendant, to post a bond to secure payment of any expenses or damages for which the foreign plaintiff might be liable, unless waived in an applicable treaty.

P.	The service of process, recognition and enforcement in Belgium of a foreign judgement is subject to Belgian rules of civil procedure.

Q.	A Belgian court may (i) limit the payment or reimbursement of legal costs or other expenses incurred in relation to a dispute pursuant to Article 1022 of the Belgian Judicial Code, and (ii) refuse to give effect to any provision in the Opinion Document for the payment or reimbursement of legal costs or other expenses in respect of disputes that are not recoverable under Article 1023 of the Belgian Judicial Code.

R.	With regard to the enforcement by legal proceedings of any claim (including the exequatur of foreign court decisions in Belgium), a registration tax of 3% (to be calculated on the total amount, which a debtor is ordered to pay) is due, if the sum of money which the debtor is ordered to pay by a Belgian court judgement, or by a foreign court judgement that is either (i) automatically enforceable and registered in Belgium or (ii) rendered enforceable by a Belgian court, exceeds EUR 12,500. The debtor and the creditor are jointly liable for the payment of the registration tax; however, the liability of the creditor is limited up to a maximum amount of half of the amount he recovers from the debtor.

S.

Parties may stipulate that payments should be made in a certain currency (other than Euro) and that all costs related to a payment are borne by the party that is obliged to make the payment. A judgement of the Belgian courts relating to a claim for a sum of money expressed in a foreign currency may be expressed in a foreign currency to the extent that it is a currency of a member-state of the Organisation for Economic Co-operation and Development but any payment obligation under such a

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judgement in a currency other than Euro will be enforceable in Belgium in terms of Euro only, at the exchange rate as at the time of payment.

T.	In general, documentary taxes are due on deeds and certificates issued by Belgian officials (notaries, bailiffs and clerks) and banking institutions, ranging from EUR 0.15 to EUR 95, provided that such deeds and certificates are executed in Belgium. For example, a documentary tax of EUR 0.15 should be affixed on each original copy of (i) deeds of loans or credit facilities granted by banking institutions, (ii) pledge agreement in favour of banking institutions, and (iii) depository receipts confirming deposit of (bearer) securities.

U.	A registration tax of EUR 50 is due upon voluntary registration in Belgium of the Opinion Document. No registration is required for the enforceability of the Opinion Document in Belgium.

V.

The SME Financing Act imposes various obligations on professional lenders providing credit to small and medium-sized enterprises and contains various constraints which, if applicable, could have an impact on the Opinion Document. However, the SME Financing Act only applies when the credit is granted to a small and medium-sized enterprise, i.e. a natural or legal person acting for business or professional purposes, which does not exceed more than one the thresholds set out in Article 15, §1 of the Belgian Company Code at the time of the credit request. We understand that the Company does not exceed more than one of these thresholds on a stand-alone basis, so that it is a small and medium-sized enterprise on a stand-alone basis. However, Article 15, §5 of the Belgian Company Code provides that in case the relevant person is part of a group, the criteria set out in Article 15, §1 of the Belgian Company Code have to be assessed on a consolidated basis (and not on a stand-alone basis). The legislative history of the SME Financing Act confirms that this principle (assessment of the criteria on a consolidated basis) also applies for the determination of whether an enterprise qualifies as a small and medium-sized enterprises for the purposes of the SME Financing Act. Therefore, if a small and medium-sized enterprise is part of group which on a consolidated basis exceeds more than one of the thresholds set out in Article 15, §1 of the Belgian Company Code, the SME Financing Act will not apply to credit granted to such enterprise. We understand that in the case of the Avnet Consolidated Group all of the thresholds are exceeded on a consolidated basis, so that the Company does not qualify as a small and medium-sized enterprise because the Company is part of

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the Avnet Consolidated Group. Therefore, the SME Financing Act does not apply to the credit granted to the Company pursuant to the Opinion Document. In the absence of case law, we cannot exclude that a court would decide otherwise, even if we consider this risk extremely remote.

Sincerely yours,

on behalf of NautaDutilh SPRL/BVBA

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EXHIBIT A

LIST OF DEFINITIONS

“Articles of Association”	means the document referred to in Exhibit C (List of Corporate Documents), paragraph 2.

“Avnet Consolidated Group”	means the consolidated group of Avnet, Inc. and its subsidiaries (including Avnet Holding Europe).

“Avnet Holding Europe”	means Avnet Holding Europe BVBA, a limited liability company (besloten vennootschap met beperkte aansprakelijkheid / société privée à responsabilité limitée), having its registered office at 1831 Diegem, Kouterveldstraat 20, registered with the Crossroads Bank for Enterprises under number 0826.379.919 (RPR/RPM Brussel).

“Back-up Certificate”	means a certificate of Avnet, Inc. dated 12 August 2015.

“Belgian Official Gazette”	means the Belgisch Staatsblad / Moniteur belge.

“Board Resolutions”	means the document referred to in Exhibit C (List of Corporate Documents), paragraph 6.

“Company”	means Avnet Holding Europe.

“Corporate Documents”	means the documents listed in Exhibit C (List of Corporate Documents).

“Credit Agreement”

means the senior unsecured term loan credit agreement dated as of 14 September 2016 (as amended, restated, extended, supplemented or otherwise modified), among the Company as the Belgian Borrower, Tenva Group Holdings Limited as the UK Borrower, Avnet, Inc. as Parent, the other Designated Borrowers from time to time party thereto, the Lenders from

18

time to time party thereto, and Bank of America, N.A., as Administrative Agent.

“Excerpt”	means the document referred to in Exhibit C (List of Corporate Documents), paragraph 5.

“Exhibit”	means an exhibit to this opinion letter.

“Extract”	means the document referred to in Exhibit C (List of Corporate Documents), paragraph 4.

“Group Annual Report”	means the annual report filed by Avnet, Inc. in the form of “Form 10-K” filed on 12 August 2016 with the New York Stock Exchange for the period ending on 2 July 2016.

“Insolvency Regulation”	means the Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings.

“Instrument of Incorporation”	means the document referred to in Exhibit C (List of Corporate Documents), paragraph 1.

“NautaDutilh”	means NautaDutilh SPRL/BVBA.

“Opinion Document”	means the Credit Agreement.

“PIL Code”	means the Belgian Code of private international law.

“Power of Attorney”	means the power of attorney as contained in the Board Resolutions, granted by the Company in respect of the entering into the Opinion Document.

“Publications”	means the documents referred to in Exhibit C (List of Corporate Documents), paragraph 3.

“Rome II Regulation”	means the Council Regulation (EC) No 864/2007 of 11 July 2007 on the law applicable

19

to non-contractual obligations.

“Share Register”	means the document referred to in Exhibit C (List of Corporate Documents), paragraph 7.

“SME Financing Act”	means the Belgian Act of 21 December 2013 containing miscellaneous provisions in relation to the financing of small and medium-sized enterprises.

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EXHIBIT B

LIST OF ADDRESSEES

Bank of America, N.A., as Administrative Agent (1455 Market Street, 5th Floor, San Francisco, California 94103) and each of the Lenders which is a party to the Credit Agreement on the date of this opinion letter.

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EXHIBIT C

LIST OF CORPORATE DOCUMENTS

1.	a pdf copy of the instrument of incorporation (akte van oprichting / acte de constitution) in respect of Avnet Holding Europe dated 6 October 1998;

2.	a pdf copy of the coordinated articles of association (statute / statuts) of Avnet Holding Europe dated 1 August 2015;

3.	an electronic copy of the publications in the Belgian Official Gazette in respect of Avnet Holding Europe, the review of which is required:

a)	with respect to the identity of the manager and (if applicable) the composition of the board of managers;

b)	with respect to the last amendment of the Articles of Association;

c)	for the purpose of supporting assumptions c and j;

d)	to determine whether the annual accounts have been timely filed with the NBB during the last three financial years,

with the last publication being dated 19 October 2015;

4.	an original copy of the extract from the Crossroad Bank for Enterprises in respect of Avnet Holding Europe dated 9 September 2016;

5.	an original copy of the certificate of non-bankruptcy (attest van niet-faling/ certificat de non-faillite) in respect of Avnet Holding Europe issued by the clerk’s office of the commercial court of Brussels on 9 September 2016;

6.	a pdf copy of the document containing the resolutions of the board of managers of Avnet Holding Europe dated 30 August 2016; and

7.	a pdf copy of the share register of Avnet Holding Europe, with the last signed entry being dated 14 December 2010.

EXHIBIT E-4

FORM OF OPINION OF COVINGTON & BURLING LLP, AS LOCAL COUNSEL TO THE UK BORROWER

[See attached.]

E- 4- 1

Form of Opinion of Covington & Burling LLP, as local counsel to the UK Borrower

COVINGTON BEIJING BRUSSELS LONDON LOS ANGELES NEW YORK SAN FRANCISCO SEOUL SHANGHAI SILICON VALLEY WASHINGTON	Covington & Burling LLP 265 Strand London WC2R1BH T +44 20 7067 2000

……… September 2016

1.	ADDRESSEES

This opinion letter is addressed to each of the parties specified in Annex 1.

2.	INTRODUCTION AND INTERPRETATION

2.1	We have acted as legal advisers to Avnet, Inc., a New York corporation (“Parent”), in relation to the matters referred to below.

2.2	This opinion letter is provided to you pursuant to Section 4.01(a)(iv)(D) of the Credit Agreement dated 14 September 2016 and made among Avnet Holding Europe BVBA (“Belgian Borrower”), Tenva Group Holdings Limited, a company incorporated in England and Wales with company number 08754845 (“UK Borrower”), Parent, and Bank Of America, N.A. (the “Administrative Agent”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Lead Arranger”) and the other Lenders (as defined therein) (the “Credit Agreement”).

2.3	Save where a contrary intention is indicated, terms defined or to be construed in a particular manner when used in the Credit Agreement shall have the same meanings and be construed in the same manner when used herein.

3.	DOCUMENTS AND ENQUIRIES

3.1	For the purposes of giving the opinions set out in this letter, we have examined the following:

(a)	a copy of the original of the Credit Agreement executed by each of the parties thereto;

(b)	a certified copy of the certificate of incorporation (and any certificate of incorporation on change of name) and memorandum and articles of association of UK Borrower;

(c)	a copy of the original certificate executed by an officer of UK Borrower in favour of Covington & Burling LLP certifying various matters in relation to this opinion (the “Officer Opinion Certificate”);

(d)	a certified copy of the written resolutions of the board of directors of UK Borrower passed on 30 August 2016, approving the transactions contemplated by the Credit Agreement and authorising the execution of the Credit Agreement; and

Authorised and regulated by the Solicitors Regulation Authority. Registration number 77071

A list of partners and their qualifications is available for inspection at the above address.

(e)	a copy of a certificate of an officer of UK Borrower setting out the names and specimen signature of the persons authorised to execute the Credit Agreement on its behalf;

(the foregoing being, collectively, the “Documents”).

3.2	For the purposes of giving the opinions set out in this letter, we have carried out the following enquiries:

(a)	an on-line search was made at [●] (GMT) on [●] September 2016 of the public file maintained in respect of UK Borrower by the Registrar of Companies of England and Wales (the “Registrar of Companies”) in accordance with the Companies Act 2006 (the “Company Search”); and

(b)	a telephone enquiry at the Companies Court in London of the Central Registry of Winding-up Petitions with respect to UK Borrower carried out at [●] (GMT) on [●] 2016.

3.3	Except as stated above, we have not examined any agreements, deeds, instruments or other documents entered into by or affecting UK Borrower or any corporate records of such company, and we have not made (a) any search at any court in England other than the telephone search referred to above in respect of winding up petitions or (b) any other enquiries concerning UK Borrower. Save as provided in this opinion, we have not investigated (and express no opinion on) whether UK Borrower, by reason of the transactions and matters contemplated by the Credit Agreement, is or will be in breach of any of its respective obligations under any agreement, document, deed or instrument, or any order, judgment, decree or any ruling of any court, arbitrator or Governmental Authority binding upon it.

4.	EXTENT OF OPINION

4.1	We are qualified to practice law in England and the opinions given in this letter are confined to the laws of England. We do not express or imply any opinion as to the laws of any jurisdiction other than the laws of England, as generally applied by the courts of competent jurisdiction of England (the “Domestic Courts”) as at the date hereof. In particular:

(a)	we have not investigated the laws of any jurisdiction other than England and we assume that no foreign law affects any of the opinions stated below; and

(b)	we express no view on any of the matters contained in the opinion of any other legal advisers provided in accordance with the terms of the Credit Agreement concerning various matters under the laws of the relevant jurisdictions referred to therein and our opinions are subject to those laws and the matters contained in those opinions.

4.2	We express no opinion as to any liability to tax which may arise or be suffered as a result of or in connection with the Credit Agreement or the transactions contemplated thereby or as to stamp duty or stamp duty reserve tax which may arise in connection with any transactions contemplated by the Credit Agreement, except as expressly set out in paragraph 5.7 hereof.

4.3	Our opinions set out in this letter are given on the basis of only those facts and circumstances which exist and, subject to paragraph 4.4 below, are known to us at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention or any changes in laws which may occur after today, or to inform the addressees of any change in circumstances happening after the date of this letter which would alter our opinions.

4.4	Apart from the knowledge of those members of this firm or lawyers employed by this firm who have had the conduct of the preparation of this opinion, the opinions set out in this letter are not given on the basis of knowledge (if any) as to factual matters concerning UK Borrower which may be possessed by any other member of Covington & Burling LLP or any other lawyer employed by Covington & Burling LLP.

4.5	The opinions given in this letter are given as at the date hereof on the basis of each of the assumptions and subject to each of the reservations, qualifications and caveats set out in paragraphs 4, 6 and 7 of this letter and are strictly limited to those matters stated in paragraph 5 below and do not extend to any other matters.

4.6	In giving this opinion we have relied, inter alia, upon the Officer Opinion Certificate, which certifies certain matters of fact referred to therein.

5.	OPINIONS

Based on our examination of the Documents and subject to the above, we are of the opinion that:

5.1	UK Borrower is a private company duly incorporated with limited liability and validly existing under the laws of England and Wales.

5.2	UK Borrower has the necessary corporate power to execute and deliver the Credit Agreement and perform its obligations thereunder. UK Borrower has taken all necessary corporate action to authorise the execution and delivery of the Credit Agreement and the performance of its obligations thereunder.

5.3	The Credit Agreement has been duly executed by UK Borrower.

5.4	No consents or other approvals of, or registrations, declarations or other filings with, any governmental authority of England and Wales, are required under English law to be done, fulfilled or performed on the part of UK Borrower in order to enable UK Borrower lawfully to enter into or perform its obligations under the Credit Agreement.

5.5	The Domestic Courts will regard the express submission by UK Borrower to the jurisdiction of the courts of the State of New York and of the United States District Court of the Southern District of New York pursuant to the Credit Agreement as sufficient to confer jurisdiction upon such courts over proceedings within the scope of the relevant submission, upon valid service of proceedings and subject to the validity of the jurisdiction clause under New York law.

5.6	It is not necessary to file, register or record the Credit Agreement in any public office in England and Wales so as to ensure the legality, validity or enforceability thereof as against the UK Borrower in England and Wales.

5.7	No United Kingdom stamp duty, stamp duty reserve tax registration, documentary or similar tax is payable in the United Kingdom in connection with the execution and delivery of the Credit Agreement.

5.8	The entry into and performance by the UK Borrower of its obligations under the Credit Agreement does not violate its Memorandum or Articles of Association.

5.9	The entry into and performance by the UK Borrower of its obligations under the Credit Agreement does not violate English law applicable to companies generally.

5.10	The Domestic Courts will give effect to the choice of law of the State of New York pursuant to the Credit Agreement as the proper law of the Credit Agreement.

5.11	A judgment of a relevant court sitting in the State of New York and/or the United States District Court of the Southern District of New York relating to the Credit Agreement, provided it is recognised by the Domestic Courts as having jurisdiction to give that judgment, should be capable of enforcement by instituting fresh proceedings in the English courts (upon which summary judgment may be obtained) without a retrial or re-examination of the matters thereby adjudicated, provided that a person may have defences open to it and enforcement may not be permitted if, inter-alia, certain of the circumstances set out in paragraphs 6 and 7 hereof apply.

6.	ASSUMPTIONS

In giving the opinions set out in this letter, we have assumed and not verified:

6.1	the genuineness of all stamps and seals and that all signatures are genuine signatures of those persons authorised to sign;

6.2	the authenticity and completeness of all documents submitted to us as originals;

6.3	the conformity to original documents of all documents submitted to us as copies, the authenticity of all certifications of such copies and the authenticity and completeness of such original documents;

6.4	the veracity, accuracy and completeness as at today’s date of all statements or opinions as to matters of fact and all representations and warranties contained in or made in the Documents and upon which we have relied without making any further enquiry in giving this opinion, and that no fact was omitted therefrom which would have made any of such statements, opinions, facts, representations or warranties incorrect or misleading, and that all Documents are complete and up to date and have not been amended;

6.5	that no corporate or other action has been taken, nor have any steps been taken or legal proceedings been started, by or against any of the parties to the Credit Agreement, for the liquidation, winding up, dissolution, reorganisation, or bankruptcy of, or for the appointment of a liquidator, receiver, manager, trustee, administrator, administrative receiver or similar officer of, or for the proposal or implementation of a voluntary arrangement in respect of, any such party or all or any of its or their assets (or for any analogous step or proceedings in any jurisdiction);

6.6	that each of the parties to the Credit Agreement (other than UK Borrower):

(a)	has, and upon execution by it thereof had, the necessary capacity and powers to enter into the Credit Agreement and to perform its obligations thereunder;

(b)	has, and upon execution by it thereof had, taken all necessary corporate and other actions to authorise its execution and delivery of the Credit Agreement and the performance of its obligations thereunder under all applicable laws and has validly executed the Credit Agreement in accordance with applicable laws;

(c)	is, and upon execution by it of the Credit Agreement was, duly organised, validly existing and in good standing (where such concept is legally relevant) under the laws of its jurisdiction of incorporation; and

(d)	is, and upon execution by it of the Credit Agreement was, authorised under all applicable laws of its jurisdiction and domicile to submit to the jurisdiction of the New York courts and, where not incorporated or domiciled in New York, has validly submitted to such jurisdiction;

6.7	that each of UK Borrower and the other parties to the Credit Agreement:

(a)	is, and upon execution by it of the Credit Agreement was, in compliance with all applicable laws, rules and regulations to which it is subject, its constitutional documents and any judicial or administrative judgments, injunctions or orders binding upon it or its property; and

(b)	is, and upon execution by it thereof was, duly qualified to engage in the activities contemplated by the Credit Agreement and will not be in breach of any of its obligations under any document, contract, instrument or agreement as a result of its entry into and performance of its obligations under the Credit Agreement;

6.8	that the provisions of the Credit Agreement constitute valid and binding obligations of all of the parties thereto, enforceable in accordance with its respective terms under all applicable laws;

6.9	that where the Credit Agreement has been executed in counterpart, each party thereto has duly executed at least one of the counterparts;

6.10	that, where a Document is required to be delivered, each party to it has delivered the same without it being subject to any escrow or other similar arrangement;

6.11	that the Credit Agreement remains accurate, complete and in full force and effect at the date of this letter;

6.12	the absence of fraud, misrepresentation, coercion, duress, undue influence, or mistake;

6.13	the legal capacity of natural persons;

6.14	the resolutions of the board of directors of UK Borrower set out in the written resolutions referred to in at paragraph 3.1(d) were duly passed in accordance with the Articles of Association of UK Borrower and the requirements of The Companies Act 2006 and all relevant interests of directors were declared. The written resolutions are complete and correct and have not been amended or rescinded and are in full force and effect;

6.15	the persons authorised by the resolutions of the board of directors of UK Borrower set out in the written resolutions referred to in paragraph 3.1(d), executed the Credit Agreement on behalf of UK Borrower and that such authority provided to such persons has not been revoked;

6.16	UK Borrower is able to pay its debts (within the meaning of section 123 of the Insolvency Act 1986) at the time of entering into the Credit Agreement and will not become unable to pay its debts as a result of doing so;

6.17	that UK Borrower’s “centre of main interests” (as that term is used in Article 3(1) of Council Regulation (EC) 1346/2000 on Insolvency Proceedings) is situated in the United Kingdom and it has no “establishment” (as that term is defined in Article 2(h) of the Insolvency Regulation) in any other jurisdiction;

6.18	the information disclosed by the searches and enquiries referred to in paragraph 3.2 is true, accurate, complete and up-to-date in all respects. There is no information which should have been disclosed by those searches and enquiries, which has not been disclosed for any reason and there has been no alteration in the status or condition of UK Borrower since the date that those searches were made;

6.19	all directors of UK Borrower have been validly appointed;

6.20	the express choice of the law of the State of New York as the governing law of the Credit Agreement is a valid and binding enforceable choice of law under that law or jurisdiction;

6.21	the choice of the laws of the State of New York to govern the Credit Agreement was freely made in good faith by the respective parties and there is no reason for avoiding such choice on the grounds of public policy or otherwise;

6.22	that neither the entry by the UK Borrower into the Credit Agreement nor the performance by the UK Borrower of its obligations thereunder has involved or will involve a breach of any financial limitations or restrictions affecting the borrowing or other powers of the UK Borrower or of any of its directors, in each case that is not contained in the Memorandum or Articles of Association of the UK Borrower;

6.23	the parties to the Credit Agreement have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering and human rights laws and regulations, and that there is nothing in the transaction that is inconsistent with all such laws and regulations;

6.24	that none of the parties to the Credit Agreement is or will be seeking to achieve any purpose not apparent from the Credit Agreement which might render such agreement illegal, void or unenforceable; and

6.25	that the Credit Agreement has the same meaning and effect under the law of the State of New York as it would have if it were interpreted under the law of

England and Wales by an English court and there are no provisions of the law of the State of New York which would affect the opinion given in this letter.

7.	RESERVATIONS, QUALIFICATIONS AND CAVEATS

The opinions given in this letter are subject to the following reservations, qualifications and caveats.

7.1	We have made no investigation and express no opinion as to whether any of the parties to the Credit Agreement have obtained all and any necessary consents, approvals or licences of any court or governmental agency of any applicable jurisdiction outside England for the execution and delivery of the Credit Agreement or the performance of their obligations thereunder.

7.2	We express no opinion as to the effectiveness or enforceability of the provisions of the Credit Agreement.

7.3	The obligations of any person, firm or company may not be valid or enforceable under the laws of England to the extent that performance thereof would be illegal or fraudulent or contrary to public policy, views of substantial justice or the rules of natural justice at the time prevailing under the laws of England or of any other applicable jurisdiction.

7.4	We express no opinion as to matters of fact.

7.5	The choice of New York law to govern the Credit Agreement would not be recognised or upheld by the Domestic Courts where to do so would be inconsistent with the Rome regulation on the law applicable to contractual obligations ((EC) No 593/2008) or is incompatible with English public policy. We express no opinion as to whether or not a foreign court (applying its own conflict of laws rules) will act in accordance with the parties’ agreements as to jurisdiction and/or choice of law.

7.6	The Company Search is not conclusively capable of revealing whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding up of a company;

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed as notice of these matters may not be filed with the Registrar of Companies immediately and, when filed may not be entered on the public page of the relevant company immediately. In addition, that search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.7

The enquiry at the Central Registry of Winding-up Petitions referred to in paragraph 3.2(b) relates only to a compulsory winding-up and is not conclusively capable of revealing whether or not a winding-up petition in respect of a compulsory winding-up has been presented since details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions immediately or, in the case of a petition presented to the County Court, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period of six months prior to the date when the enquiry was made.

7.8	We express no opinion as to whether the obligations to be assumed by UK Borrower under the Credit Agreement will be in its best interests.

7.9	Where proceedings in relation to a contract that contains an exclusive jurisdiction clause in favour of a foreign court are brought before the Domestic Courts, the Domestic Courts have a discretion whether to stay those proceedings, which they will generally exercise in favour of a stay unless there are exceptional reasons not to do so (going beyond merely showing that England is the most convenient forum) or the choice of jurisdiction is contrary to a statutory rule against ousting the jurisdiction of the Domestic Courts or against referring the dispute to the courts and law of a foreign country.

7.10	The term “enforceable” as used in this opinion means that the obligations assumed by the relevant party under the relevant document are of the type which the Domestic Courts enforce. This opinion is not to be taken to imply that any obligation would necessarily be capable of enforcement in all circumstances in accordance with its terms.

7.11	The obligations of any person, firm or company may not be valid or enforceable under the laws of England to the extent that performance thereof would be illegal or fraudulent or contrary to public policy, views of substantial justice or the rules of natural justice at the time prevailing under the laws of England or of any other applicable jurisdiction.

7.12	Enforcement of the rights of the parties thereto under an agreement may be barred under the Limitation Act 1980 and/or the Foreign Limitations Period Act 1984 or become otherwise limited by prescription or lapse of time, or may be or become subject to the defence of set-off or to counterclaim.

7.13	An undertaking by any party to an agreement to bear any indemnity in respect of any taxes or duties which may be payable by another party might not be enforceable in respect of United Kingdom stamp duties, pursuant to Section 117 of the Stamp Act 1891.

7.14	If the performance of the payment obligations of any Company is contrary to the exchange control regulations of any relevant jurisdiction those obligations may be unenforceable in England by reason of section 2(b) of Article VIII of the International Monetary Fund Agreement and the Bretton Woods Agreements Order in Council 1946.

7.15	The Domestic Courts may hold that a judgment on a particular agreement or instrument, whether given in a Domestic Court or elsewhere, would supersede such agreement or instrument, so that any obligation thereunder which by its terms would survive such judgment might not be held to do so. Accordingly, a contractual rate of interest after the judgment may not be enforced but would be superseded by the judgment.

7.16	If a judgment to enforce the provisions of an agreement has been obtained elsewhere, the Domestic Courts might not enforce the provisions of that agreement on the grounds that the obligations therein expressed to be assumed by any of the parties to that agreement would be discharged by such judgment obtained elsewhere.

7.17	The Domestic Courts may refuse to give effect to a contractual obligation or a purported contractual obligation to pay costs imposed upon a party in respect of proceedings before the Domestic Courts. The Domestic Courts may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings before the Domestic Courts.

7.18	Any provision of an agreement for the payment by one party thereto of any additional sum (including, but without limitation, any sum by way of additional interest) owing either as the result of a default by any other party of any of its obligations thereunder or otherwise may not be enforceable in full on the grounds that such provision does not constitute a genuine pre-estimate of the loss suffered in the circumstances therein envisaged.

7.19	Any provision of the Credit Agreement for the payment of a specific amount, calculable amount or liquidated damages in the event of a breach or default may be unenforceable if it amounts to a penalty.

7.20	The opinions in this letter are limited to English law normally applicable to transactions of the type contemplated by the Credit Agreement and do not extend to English law which applies to the UK Borrower in consequence of the business carried on by the UK Borrower or to licenses, permits, approvals and filings necessary for the conduct of such business by the UK Borrower.

7.21	A judgment of a relevant court sitting in the State of New York relating to the Credit Agreement may not be enforced if, inter alia:

(a)	the judgment was obtained by fraud;

(b)	enforcement of the judgment would be contrary to public policy or English law;

(c)	the judgment relates to foreign penal or revenue laws;

(d)	the judgment was obtained in proceedings contrary to natural justice;

(e)	enforcement is not sought in good faith;

(f)	the judgment amounts to judgment on a matter previously determined by an English court or conflicts with a judgment on the same matter given by another court;

(g)	the judgment is given in proceedings brought in breach of an agreement for the settlement of disputes;

(h)	enforcement of the judgment is restricted by the provisions of the UK Protection of Trading Interests Act, 1980;

(i)	enforcement proceedings are not commenced within six years of the date of such judgment;

(j)	the judgment is not for a debt or fixed sum;

(k)	the judgment is not final and conclusive; or

(l)	the judgment is made in respect of the public law of a foreign state or jurisdiction.

Furthermore, in any enforcement proceedings, the defendant may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and refuted in the foreign proceedings.

8.	CONFIDENTIALITY AND RELIANCE

8.1	This opinion is given by us as counsel for Parent, and is solely for the benefit of the persons listed in Annex 1 and is given solely in connection with this transaction.

8.2	This opinion may be disclosed to, but not relied upon by, the professional advisers of any person expressly referred to in paragraph 8.1 and applicable legal and regulatory authorities. The consent in this paragraph 8.2 shall not constitute an acknowledgement or assumption by us of any duty of care or responsibility or liability to any such person to whom this opinion is disclosed and (save in the case where we expressly agree to do so) we shall have no duty of care, responsibility or liability to any such person.

8.3	This opinion (and its existence and contents) may not be relied upon by or, subject to paragraph 8.2 above, disclosed (including, without limitation, by being placed on a website or intralink or quoted or referred to in any public document, or filed with any governmental agency or other person) to any person not expressly referred to in Annex 1 without our consent except that, for the purpose of confirming the existence of this opinion letter: (a) it may be included in a list or compilation of closing documents circulated to the parties to the Credit Agreement and their legal counsel, and (b) the addressee may furnish a copy (i) to any regulatory authority having jurisdiction over it, (ii) to its independent auditors and attorneys in connection with their review or analysis of the transactions described herein, (iii) pursuant to order or legal process of any court or governmental agency, (iv) to any Affiliates of the Lenders and any professional advisers of such Affiliates, or (v) to any Eligible Assignees of a Lender. Any consent that may be given by us from time to time (in our absolute discretion and subject to any such conditions that we may require) to disclose this opinion (or its existence or contents) to any person shall not constitute an acknowledgement or assumption by us of any duty of care or responsibility or liability to any such person and (save in the case where we expressly agree to do so) we shall have no duty of care, responsibility or liability to any such person.

9.	GOVERNING LAW

The terms of this opinion shall be governed by and construed in accordance with the laws of England and any dispute arising out of or in connection with this opinion shall be submitted to the exclusive jurisdiction of the English courts.

Yours faithfully

Covington & Burling LLP

Annex I

Addressees

Bank of America, N.A., as Administrative Agent

the officers of Bank of America, N.A. and each of the Lenders (as such term is defined in the Credit Agreement) that are party to the Credit Agreement

1455 Market Street, 5th Floor

San Francisco, California 94103

EXHIBIT F-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Senior Unsecured Term Loan Credit Agreement, dated as of September 14, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Avnet Holding Europe BVBA, a private limited liability company organized under the laws of Belgium (the “Belgian Borrower”), Tenva Group Holdings Limited, a private limited company incorporated under the laws of England (the “UK Borrower”, and together with the Belgian Borrower, each a “Borrower” and collectively, the “Borrowers”), Avnet, Inc., a New York corporation (the “Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Parent within the meaning of Sections 871(h)(3)(B) and 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Parent as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Parent with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BEN-E, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Parent and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Parent and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             ,      20[    ]

Form of U.S. Tax Compliance Certificate

EXHIBIT F-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Senior Unsecured Term Loan Credit Agreement, dated as of September 14, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Avnet Holding Europe BVBA, a private limited liability company organized under the laws of Belgium (the “Belgian Borrower”), Tenva Group Holdings Limited, a private limited company incorporated under the laws of England (the “UK Borrower”, and together with the Belgian Borrower, each a “Borrower” and collectively, the “Borrowers”), Avnet, Inc., a New York corporation (the “Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Parent within the meaning of Sections 871(h)(3)(B) and 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Parent as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or W-8BEN-E, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             ,      20[    ]

Form of U.S. Tax Compliance Certificate

EXHIBIT F-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Senior Unsecured Term Loan Credit Agreement, dated as of September 14, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Avnet Holding Europe BVBA, a private limited liability company organized under the laws of Belgium (the “Belgian Borrower”), Tenva Group Holdings Limited, a private limited company incorporated under the laws of England (the “UK Borrower”, and together with the Belgian Borrower, each a “Borrower” and collectively, the “Borrowers”), Avnet, Inc., a New York corporation (the “Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Parent within the meaning of Sections 871(h)(3)(B) and 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Parent as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W-8BEN-E, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W-8BEN-E, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Form of U.S. Tax Compliance Certificate

Date:             ,      20[    ]

Form of U.S. Tax Compliance Certificate

EXHIBIT F-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Senior Unsecured Term Loan Credit Agreement, dated as of September 14, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Avnet Holding Europe BVBA, a private limited liability company organized under the laws of Belgium (the “Belgian Borrower”), Tenva Group Holdings Limited, a private limited company incorporated under the laws of England (the “UK Borrower”, and together with the Belgian Borrower, each a “Borrower” and collectively, the “Borrowers”), Avnet, Inc., a New York corporation (the “Parent”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Parent within the meaning of Sections 871(h)(3)(B) and 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Parent as described in Section 88l(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Parent with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN (or W-8BEN-E, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or W-8BEN-E, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Parent and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Parent and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

Form of U.S. Tax Compliance Certificate

By:
Name:
Title:

Date:             ,      20[    ]

Form of U.S. Tax Compliance Certificate

EXHIBIT G

FORM OF PARENT GUARANTY

THIS GUARANTY AGREEMENT (this “Guaranty Agreement”), dated as of September [●], 2016, is made by AVNET, INC., a New York corporation (“Avnet” or the “Guarantor”), to BANK OF AMERICA, N.A., a national banking association organized and existing under the laws of the United States, as administrative agent under the Credit Agreement defined below (in such capacity, the “Administrative Agent”), each of the lenders now or hereafter party to the Credit Agreement defined below (each, a “Lender” and, collectively, the “Lenders” and, together with the Administrative Agent and each Hedge Agreement Bank (as defined below), collectively, the “Secured Parties” and each a “Secured Party”). All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, Avnet, Avnet Holding Europe BVBA, a private limited liability company organized under the laws of Belgium with registered number RPR Brussel 0826.379.919 (the “Belgian Borrower”), Tenva Group Holdings Limited, a private limited company, incorporated under the laws of England with registered number 08754845 (the “UK Borrower” and together with the Belgian Borrower, each a “Borrower” and collectively, the “Borrowers”), the lenders party thereto from time to time and the Administrative Agent entered into a Senior Unsecured Term Loan Credit Agreement dated as of September 14, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which such lenders have made available to the Borrowers a term loan facility;

WHEREAS, the execution and delivery of this Guaranty Agreement is a condition precedent to the effectiveness of the Credit Agreement;

WHEREAS, Avnet wishes to enter into the Credit Agreement, and is willing to enter into this Guaranty Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows:

1. Guaranty. The Guarantor hereby unconditionally, absolutely, continually and irrevocably guarantees to each Secured Party the payment and performance in full of the Guaranteed Liabilities (as defined below). For all purposes of this Guaranty Agreement, “Guaranteed Liabilities” means: (a) each Borrower’s prompt payment in full, when due or declared due and at all such times, of all Obligations and all other amounts pursuant to the terms of the Credit Agreement, the Notes, and all other Loan Documents heretofore, now or at any time or times hereafter owing, arising, due or payable from such Borrower to any one or more of the Secured Parties, including principal, interest, premiums and fees (including all fees and expenses of counsel in accordance with the Loan Documents (collectively, “Attorneys’ Costs”)); (b) each Borrower’s prompt, full and faithful performance, observance and discharge of each and every agreement, undertaking, covenant and provision to be performed, observed or discharged by such Borrower under the Credit Agreement, the Notes and all other Loan Documents and (c)

Form of Parent Guaranty

each Borrower’s prompt payment in full, when due or declared due and at all such times, of all Hedge Agreement Obligations under each Hedge Agreement entered into by either Borrower. The Guarantor’s obligations to the Secured Parties under this Guaranty Agreement are hereinafter collectively referred to as the “Guarantor’s Obligations”.

The Guarantor agrees that it is directly and primarily liable for the Guaranteed Liabilities.

As used herein:

“Hedge Agreement” means any and all forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, in each case entered into by either Borrower with a Hedge Agreement Bank in connection with the Credit Agreement.

“Hedge Agreement Bank” means a Lender, the Administrative Agent, the Arranger or an Affiliate of a Lender, the Administrative Agent or the Arranger at the time it enters into a Hedge Agreement or becomes a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent after it has entered into such Hedge Agreement.

“Hedge Agreement Obligations” means, with respect to any Person, the obligations of such Person under Hedge Agreements.

2. Payment. If either Borrower shall default in payment or performance of any of the Guaranteed Liabilities, whether principal, interest, premium, fees (including, but not limited to, Attorneys’ Costs), or otherwise, when and as the same shall become due, and after expiration of any applicable grace period, whether according to the terms of the Credit Agreement, by acceleration, or otherwise, or upon the occurrence and during the continuance of any Event of Default under the Credit Agreement, then the Guarantor will, upon demand thereof by the Administrative Agent, (i) fully pay to the Administrative Agent, for the benefit of the Secured Parties an amount equal to all the Guaranteed Liabilities then due and owing or declared or deemed to be due and owing, including for this purpose, in the event of any Event of Default under Section 8.01(f) of the Credit Agreement (and irrespective of the applicability of any restriction on acceleration or other action as against either Borrower under any Debtor Relief Laws), the entire outstanding or accrued amount of all Obligations or (ii) perform such Guaranteed Liabilities, as applicable. For purposes of this Section 2, the Guarantor acknowledges and agrees that the “Guaranteed Liabilities” shall be deemed to include any amount (whether principal, interest, premium, fees or otherwise) which would have been accelerated in accordance with Section 8.02 of the Credit Agreement but for the fact that such acceleration could be unenforceable or not allowable under any Debtor Relief Law.

3. Absolute Rights and Obligations. This is a guaranty of payment and not of collection. The Guarantor’s Obligations under this Guaranty Agreement shall be absolute and unconditional irrespective of, and the Guarantor hereby expressly waives, to the extent permitted by law, any defense to its obligations under this Guaranty Agreement by reason of:

Form of Parent Guaranty

(a) any lack of legality, validity or enforceability of the Credit Agreement, of any of the Notes, of any other Loan Document, or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Guarantor’s Obligations, any of the Guaranteed Liabilities, or any other guaranty of any of the Guaranteed Liabilities (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(b) any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(c) any acceleration of the maturity of any of the Guaranteed Liabilities or of any other obligations or liabilities of any Person under any of the Related Agreements;

(d) any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Guaranteed Liabilities, for any of the Guarantor’s Obligations, or for any other obligations or liabilities of any Person under any of the Related Agreements;

(e) any dissolution of either Borrower or any other party to a Related Agreement, or the combination or consolidation of either Borrower or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of any Designated Borrower or any other party to a Related Agreement;

(f) any extension (including without limitation extensions of time for payment), renewal, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, the Credit Agreement, any of the Notes or any other Loan Document or any other Related Agreement, in whole or in part;

(g) the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of the Guaranteed Liabilities (including without limitation obligations arising under any other guaranty or any other Loan Document now or hereafter in effect);

(h) any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in the Credit Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Guaranteed Liabilities or any of the obligations or liabilities of any party to any other Related Agreement;

(i) any other circumstance whatsoever (with or without notice to or knowledge of the Guarantor) which may or might in any manner or to any extent vary the risks of the Guarantor, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including without limitation any right to require or claim that resort be had to either Borrower or to any collateral in respect of the Guaranteed Liabilities or the Guarantor’s Obligations.

Form of Parent Guaranty

It is the express purpose and intent of the parties hereto that this Guaranty Agreement and the Guarantor’s Obligations hereunder shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment and performance as herein provided.

4. Currency and Funds of Payment. All Guarantor’s Obligations for payment will be paid in lawful currency of the United States of America and in immediately available funds, regardless of any law, regulation or decree now or hereafter in effect that might in any manner affect the Guaranteed Liabilities, or the rights of any Secured Party with respect thereto as against either Borrower, or cause or permit to be invoked any alteration in the time, amount or manner of payment by either Borrower of any or all of the Guaranteed Liabilities. If any claim arising under or related to this Guaranty Agreement is reduced to judgment denominated in a currency (the “Judgment Currency”) other than the currencies in which the Guaranteed Liabilities are denominated or the currencies payable hereunder (collectively the “Agreement Currency”), the judgment shall be for the equivalent in the Judgment Currency of the amount of the claim denominated in the Agreement Currency included in the judgment, determined as of the date of judgment. If, for the proposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Guarantor in respect of any such sum due from it to the Administrative Agent or any Lender hereunder shall be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudicated to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Guarantor in the Agreement Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Guarantor (or to any other Person who may be entitled thereto under applicable law).

5. Events of Default. Without limiting the provisions of Section 2 hereof, in the event that there shall occur and be continuing an Event of Default, then notwithstanding any collateral or other security or credit support for the Guaranteed Liabilities, at the Administrative Agent’s election and without notice thereof or demand therefor, the Guarantor’s Obligations shall immediately be and become due and payable.

6. Subordination. Until this Guaranty Agreement is terminated in accordance with Section 21 hereof, the Guarantor hereby unconditionally subordinates all present and future debts, liabilities or obligations now or hereafter owing to the Guarantor of any Borrower, to the payment in full of the Guaranteed Liabilities. All amounts due under such subordinated debts, liabilities, or obligations shall, upon the occurrence and during the continuance of an Event of Default, be collected and, upon request by the Administrative Agent, paid over forthwith to the

Form of Parent Guaranty

Administrative Agent for the benefit of the Secured Parties on account of the Guaranteed Liabilities, the Guarantor’s Obligations, or such other obligations, as applicable, and, after such request and pending such payment, shall be held by the Guarantor as agent and bailee of the Secured Parties separate and apart from all other funds, property and accounts of the Guarantor.

7. Suits. The Guarantor from time to time shall pay to the Administrative Agent for the benefit of the Secured Parties, on demand, at the Administrative Agent’s Office or such other address as the Administrative Agent shall give notice of to the Guarantor, the Guarantor’s Obligations as they become or are declared due, and in the event such payment is not made forthwith, the Administrative Agent may proceed to suit against the Guarantor. At the Administrative Agent’s election, one or more and successive or concurrent suits may be brought hereon by the Administrative Agent against the Guarantor, whether or not suit has been commenced against either Borrower or any other Person and whether or not the Secured Parties have taken or failed to take any other action to collect all or any portion of the Guaranteed Liabilities or have taken or failed to take any actions against any collateral securing payment or performance of all or any portion of the Guaranteed Liabilities, and irrespective of any event, occurrence, or condition described in Section 3 hereof.

8. Set-Off and Waiver. The Guarantor waives any right to assert against any Secured Party as a defense, counterclaim, set-off, recoupment or cross claim in respect of its Guarantor’s Obligations, any defense (legal or equitable) or other claim which the Guarantor may now or at any time hereafter have against either Borrower or any or all of the Secured Parties without waiving any additional defenses, set-offs, counterclaims or other claims otherwise available to the Guarantor. For the purposes of this Section 8, all remittances and property shall be deemed to be in the possession of a Secured Party as soon as the same may be put in transit to it by mail or carrier or by other bailee.

9. Waiver of Notice; Subrogation.

(a) The Guarantor hereby waives to the extent permitted by law notice of the following events or occurrences: (i) acceptance of this Guaranty Agreement; (ii) the Lenders’ heretofore, now or from time to time hereafter making Loans and otherwise loaning monies or giving or extending credit to or for the benefit of either Borrower or otherwise entering into arrangements with either Borrower giving rise to Guaranteed Liabilities, whether pursuant to the Credit Agreement or the Notes or any other Loan Document or Related Agreement or any amendments, modifications, or supplements thereto, or replacements or extensions thereof; (iii) presentment, demand, default, non-payment, partial payment and protest; and (iv) any other event, condition, or occurrence described in Section 3 hereof. The Guarantor agrees that each Secured Party may heretofore, now or at any time hereafter do any or all of the foregoing in such manner, upon such terms and at such times as each Secured Party, in its sole and absolute discretion, deems advisable, without in any way or respect impairing, affecting, reducing or releasing the Guarantor from the Guarantor’s Obligations, and the Guarantor hereby consents to each and all of the foregoing events or occurrences.

(b) The Guarantor hereby agrees that payment or performance by the Guarantor of its Guarantor’s Obligations under this Guaranty Agreement may be

Form of Parent Guaranty

enforced by the Administrative Agent on behalf of the Secured Parties upon demand by the Administrative Agent to the Guarantor without the Administrative Agent being required, the Guarantor expressly waiving to the extent permitted by law any right it may have to require the Administrative Agent, to (i) prosecute collection or seek to enforce or resort to any remedies against either Borrower or any other guarantor of the Guaranteed Liabilities, or (ii) seek to enforce or resort to any remedies with respect to any security interests, Liens or encumbrances granted to the Administrative Agent or any Lender or other party to a Related Agreement by either Borrower or any other Person on account of the Guaranteed Liabilities or any guaranty thereof, IT BEING EXPRESSLY UNDERSTOOD, ACKNOWLEDGED AND AGREED TO BY THE GUARANTOR THAT DEMAND UNDER THIS GUARANTY AGREEMENT MAY BE MADE BY THE ADMINISTRATIVE AGENT, AND THE PROVISIONS HEREOF ENFORCED BY THE ADMINISTRATIVE AGENT, EFFECTIVE AS OF THE FIRST DATE ANY EVENT OF DEFAULT OCCURS AND IS CONTINUING UNDER THE CREDIT AGREEMENT.

(c) The Guarantor further agrees with respect to this Guaranty Agreement that it shall not exercise any of its rights of subrogation, reimbursement, contribution or indemnity, nor any right of recourse to security for the Guaranteed Liabilities unless and until 93 days immediately following the Facility Termination Date (as defined below) shall have elapsed without the filing or commencement, by or against either Borrower, of any state or federal action, suit, petition or proceeding seeking any reorganization, liquidation or other relief or arrangement in respect of creditors of, or the appointment of a receiver, liquidator, trustee or conservator in respect to, such Borrower or its assets. This waiver is expressly intended to prevent the existence of any claim in respect of such subrogation, reimbursement, contribution or indemnity by the Guarantor against the estate of either Borrower within the meaning of Section 101 of the Bankruptcy Code in the event of a subsequent case involving either Borrower. If an amount shall be paid to the Guarantor on account of such rights at any time prior to termination of this Guaranty Agreement in accordance with the provisions of Section 21 hereof, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent, for the benefit of the Secured Parties, to be credited and applied upon the Guarantor’s Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or otherwise as the Secured Parties may elect. Subject to Section 6.14(b)(iii) of the Credit Agreement, the agreements in this subsection shall survive repayment of all of the Guarantor’s Obligations, the termination or expiration of this Guaranty Agreement in any manner, including but not limited to termination in accordance with Section 21 hereof, and occurrence of the Facility Termination Date. For purposes of this Guaranty Agreement, “Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated and (b) all Obligations have been paid in full (other than contingent indemnification obligations).

10. Effectiveness; Enforceability. This Guaranty Agreement shall be effective as of the date first above written and shall continue in full force and effect until termination in accordance with Section 21 hereof. Any claim or claims that the Secured Parties may at any time hereafter have against a Guarantor under this Guaranty Agreement may be asserted by the

Form of Parent Guaranty

Administrative Agent on behalf of the Secured Parties by written notice directed to the Guarantor in accordance with Section 23 hereof.

11. Representations and Warranties. The Guarantor warrants and represents to the Administrative Agent, for the benefit of the Secured Parties, that (a) it is duly authorized to execute and deliver this Guaranty Agreement, and to perform its obligations under this Guaranty Agreement; (b) this Guaranty Agreement has been duly executed and delivered on behalf of the Guarantor by its duly authorized representative; (c) this Guaranty Agreement is legal, valid, binding and enforceable against the Guarantor in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and (d) the Guarantor’s execution, delivery and performance of this Guaranty Agreement do not violate or constitute a breach of (i) any of its Organization Documents, (ii) any agreement or instrument to which the Guarantor is a party or (iii) any Law, order, decree or award of any governmental authority or arbitral body to which it or its properties or operations is subject, except, in the case of immediately preceding clauses (ii) and (iii), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

12. Expenses and Indemnity. The Guarantor agrees to be liable for the payment of all reasonable fees and expenses, including Attorneys’ Costs, incurred by any Secured Party in connection with the enforcement of this Guaranty Agreement, whether or not suit be brought. Without limitation of any other obligations of the Guarantor or remedies of the Administrative Agent or any Secured Party under this Guaranty Agreement, the Guarantor shall, to the fullest extent permitted by Law, indemnify, defend and save and hold harmless the Administrative Agent and each Secured Party from and against, and shall pay on demand, any and all damages, losses, liabilities and expenses (including Attorneys’ Costs) that may be suffered or incurred by the Administrative Agent or such Secured Party in connection with or as a result of any failure of the Guaranteed Liabilities to be the legal, valid and binding obligations of either Borrower enforceable against such Borrower in accordance with their terms. The obligations of the Guarantor under this paragraph shall survive the payment in full of the Guaranteed Liabilities and termination of this Guaranty Agreement.

13. Reinstatement. The Guarantor agrees that this Guaranty Agreement shall continue to be effective or be reinstated, as the case may be, at any time payment received by any Secured Party in respect of any Guaranteed Liabilities is rescinded or must be restored for any reason, or is repaid by any Secured Party in whole or in part in good faith settlement of any pending or threatened avoidance claim.

14. Attorney-in-Fact. To the extent permitted by law, the Guarantor hereby appoints the Administrative Agent, for the benefit of the Secured Parties, as the Guarantor’s attorney-in-fact for the purposes of carrying out the provisions of this Guaranty Agreement and taking any action and executing any instrument which the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is coupled with an interest and is irrevocable; provided, that the Administrative Agent shall have and may exercise rights under this power of attorney only upon the occurrence and during the continuance of an Event of Default.

Form of Parent Guaranty

15. Reliance. The Guarantor represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, that: (a) the Guarantor has adequate means to obtain on a continuing basis (i) from each Borrower, information concerning such Borrower and such Borrower’s financial condition and affairs and (ii) from other reliable sources, such other information as it deems material in deciding to provide this Guaranty Agreement (“Other Information”), and has full and complete access to each Borrower’s books and records and to such Other Information; (b) the Guarantor is not relying on any Secured Party or its employees, directors, agents or other representatives or Affiliates, to provide any such information, now or in the future; (c) the Guarantor has been furnished with and reviewed the terms of the Credit Agreement and such other Loan Documents as it has requested, is executing this Guaranty Agreement freely and deliberately, and understands the obligations and financial risk undertaken by providing this Guaranty Agreement; (d) the Guarantor has relied solely on the Guarantor’s own independent investigation, appraisal and analysis of each Borrower, such Borrower’s financial condition and affairs, the Other Information, and such other matters as it deems material in deciding to provide this Guaranty Agreement and is fully aware of the same; and (e) the Guarantor has not depended or relied on any Secured Party or its employees, directors, agents or other representatives or Affiliates, for any information whatsoever concerning either Borrower or either Borrower’s financial condition and affairs or any other matters material to the Guarantor’s decision to provide this Guaranty Agreement, or for any counseling, guidance, or special consideration or any promise therefor with respect to such decision. The Guarantor agrees that no Secured Party has any duty or responsibility whatsoever, now or in the future, to provide to the Guarantor any information concerning either Borrower or such Borrower’s financial condition and affairs, or any Other Information and that, if the Guarantor receives any such information from any Secured Party or its employees, directors, agents or other representatives or Affiliates, the Guarantor (if it intends to use or rely on any such information) will not rely on any Secured Party or its employees, directors, agents or other representatives or Affiliates, with respect to such information.

16. Rules of Interpretation. The rules of interpretation contained in Section 1.02 of the Credit Agreement shall be applicable to this Guaranty Agreement and are hereby incorporated by reference. All representations and warranties contained herein shall survive the delivery of documents and any extension of credit referred to herein or guaranteed hereby.

17. Entire Agreement. This Guaranty Agreement, together with the Credit Agreement, any Hedge Agreement and other Loan Documents, constitutes and expresses the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements, understandings, inducements, commitments or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof. Except as provided in Section 21, neither this Guaranty Agreement nor any portion or provision hereof or thereof may be changed, altered, modified, supplemented, discharged, canceled, terminated, or amended orally or in any manner other than as provided in the Credit Agreement.

18. Binding Agreement; Assignment. This Guaranty Agreement and the terms, covenants and conditions hereof and thereof, shall be binding upon and inure to the benefit of the parties hereto and thereto, and to their respective heirs, legal representatives, successors and

Form of Parent Guaranty

assigns; provided, however, that the Guarantor shall not be permitted to assign any of its rights, powers, duties or obligations under this Guaranty Agreement or any other interest herein or therein without the prior written consent of the Administrative Agent. Without limiting the generality of the foregoing sentence of this Section 18, any Lender may assign to one or more Persons, or grant to one or more Persons participations in or to, all or any part of its rights and obligations under the Credit Agreement (to the extent permitted by the Credit Agreement); and to the extent of any such assignment or participation such other Person shall, to the fullest extent permitted by law, thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, subject however, to the provisions of the Credit Agreement, including Article IX thereof (concerning the Administrative Agent) and Section 10.06 thereof concerning assignments and participations. All references herein to the Administrative Agent shall include any successor thereof.

19. Severability. If any provision of this Guaranty Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

20. Counterparts. The provisions of Section 10.10 of the Credit Agreement shall be applicable to this Guaranty Agreement.

21. Termination. Unless earlier terminated pursuant to Section 6.14(b)(iii) of the Credit Agreement but otherwise subject to reinstatement pursuant to Section 13 hereof, this Guaranty Agreement, and all of the Guarantor’s Obligations hereunder (excluding those Guarantor’s Obligations relating to Guaranteed Liabilities that expressly survive such termination) shall terminate on the Facility Termination Date.

22. Remedies Cumulative; Late Payments. All remedies hereunder are cumulative and are not exclusive of any other rights and remedies of the Administrative Agent or any other Secured Party provided by law or under the Credit Agreement, the other Loan Documents or other applicable agreements or instruments. The making of the Loans and other credit extensions pursuant to the Credit Agreement and other Related Agreements shall be conclusively presumed to have been made or extended, respectively, in reliance upon the Guarantor’s guaranty of the Guaranteed Liabilities pursuant to the terms hereof. Any amounts not paid when due under this Guaranty Agreement shall bear interest at the Default Rate.

23. Notices. Any notice required or permitted hereunder shall be given, (a) with respect to the Guarantor, at the address indicated in Schedule 10.02 of the Credit Agreement and (b) with respect to the Administrative Agent or any other Secured Party, at the Administrative Agent’s address indicated in Schedule 10.02 of the Credit Agreement. All such addresses may be modified, and all such notices shall be given and shall be effective, as provided in Section 10.02 of the Credit Agreement for the giving and effectiveness of notices and modifications of addresses thereunder.

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24. Governing Law; Jurisdiction; Etc.

(a) THIS GUARANTY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGREEMENT AGAINST THE GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 23. NOTHING IN THIS GUARANTY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW; PROVIDED, THAT NO ELECTRONIC COMMUNICATION SHALL CONSTITUTE SERVICE OF PROCESS HEREUNDER.

Form of Parent Guaranty

25. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

26. Hedge Agreements. Notwithstanding anything to the contrary contained herein or in any other Loan Document, no Hedge Agreement Bank shall have any right to notice of any action or to consent to, direct or object to any action under the Credit Agreement or the other Loan Documents other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Hedge Agreement Obligations arising under Hedge Agreements unless the Administrative Agent has received written notice of such Hedge Agreement Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Agreement Bank.

[Signature page follows]

Form of Parent Guaranty

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Guaranty Agreement as of the day and year first written above.

GUARANTOR:

AVNET, INC.

By:
Name:
Title:

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ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

G - 13

Form of Parent Guaranty